UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2023

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39311	85-3911080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street
Suite 200
Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

(844) 304-2048

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CERE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 6, 2023, Cerevel Therapeutics Holdings, Inc., a Delaware corporation (“Cerevel” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AbbVie Inc., a Delaware corporation (“Parent”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate Holdco”), and Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, each share of Company common stock, par value $0.0001 per share (each, a “Company Share”), that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any Company Shares (i) owned immediately prior to the Effective Time by Parent, Intermediate Holdco, Merger Sub, the Company or by any direct or indirect wholly owned subsidiary of Parent, Intermediate Holdco, Merger Sub or the Company or (ii) owned by Company stockholders who are entitled to demand and have properly and validly demanded their appraisal rights under Delaware law, will be canceled and extinguished and automatically converted into the right to receive $45.00 per share in cash (the “Merger Consideration”), without interest and subject to any applicable withholding taxes.

In addition, effective as of immediately prior to the Effective Time, (i) each outstanding option to purchase Company Shares (each, a “Company Option”), whether vested or unvested, will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Company Shares underlying such Company Option immediately prior to the Effective Time multiplied by (B) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of such Company Option, subject to any applicable withholding taxes; (ii) each outstanding award of Company restricted stock units (“Company RSU Award”) that was granted prior to the date of the Merger Agreement (each, an “Existing Company RSU Award”) will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Company Shares underlying such Existing Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, subject to any applicable withholding taxes; (iii) (A) fifty percent (50%) of each outstanding Company RSU Award that is granted on or after the date of the Merger Agreement (each, a “New Company RSU Award”) shall be treated in the same manner as the Existing Company RSU Awards as set forth in (ii), above, and (B) the remaining fifty percent (50%) of each New Company RSU Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Parent and converted into a Parent restricted stock unit award (each, an “Assumed RSU Award”) on the same terms and conditions as applied to each such New Company RSU Award immediately prior to the Effective Time, except that each Assumed RSU Award will cover a number of shares of Parent common stock determined based on the Equity Award Exchange Ratio (as defined in the Merger Agreement); and (iv) each outstanding award of Company restricted stock unit subject to performance-based vesting or forfeiture conditions (each, a “Company PSU Award”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of Company Shares subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the Company’s Board of Directors (the “Board”) (or, if applicable, the committee administering the Company’s 2020 Equity Incentive Plan) in its reasonable discretion multiplied by (B) the Merger Consideration, less any applicable withholding taxes.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to use commercially reasonable efforts to conduct its operations according to its ordinary course of business, to cooperate in seeking regulatory approvals and not to engage in certain specified activities without Parent’s prior consent. In addition, subject to certain exceptions, the Company has agreed not to solicit, initiate or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement), or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives a written, bona fide Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement that the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement) and if failure to take such actions would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, the Company may take certain actions to participate in discussions and negotiations and furnish information with respect to such Acquisition Proposal, after providing written notice to Parent of such determination.

The Company will prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, the Board will recommend that the Merger Agreement be adopted by the Company’s stockholders at a special meeting of the Company’s stockholders (the “Company Board Recommendation”). However, subject to the satisfaction of certain terms and conditions, the Company and the Board, as applicable, are permitted to take certain actions which may, as more fully described in the Merger Agreement, include changing the Company Board Recommendation and entering into a definitive agreement with respect to a Superior Proposal if, among other things, the Board has concluded in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances to accept a Superior Proposal and Parent’s right to terminate the Merger Agreement if the Board changes its Company Board Recommendation. In addition, either Parent or the Company may terminate the Merger Agreement if the Merger has not been successfully completed by September 6, 2024, subject to extension in certain specified circumstances (as may be extended, the “Termination Date”). In connection with a termination of the Merger Agreement under specified circumstances, including due to a change in the Company Board Recommendation, the entry by the Company into a definitive agreement with respect to a Superior Proposal, or certain other triggering events, the Company may be required to pay Parent a termination fee of approximately $283.1 million. In addition, in connection with a termination of the Merger Agreement under specified circumstances, including due to a failure to effect the Merger prior to the Termination Date because of an inability to obtain the necessary competition approvals or due to the entry of a final, non-appealable antitrust law or order permanently restraining, enjoining, preventing, or prohibiting the Merger, Parent may be required to pay the Company a termination fee of approximately $653.3 million.

The Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the Company stockholders and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company stockholders adopt the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is hereby filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and are also qualified in important part by a confidential disclosure letter delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01	Regulation FD Disclosure.

On December 6, 2023, the Company and Parent issued a joint press release announcing the Merger. A copy of the press release is hereby furnished as Exhibit 99.1 to this Current Report.

Also on December 6, 2023, the Company issued a communication to employees of the Company regarding the Merger. A copy of the communication to employees is hereby furnished as Exhibit 99.2 to this Current Report.

The information contained in this Item 7.01 and in Exhibit 99.1 and Exhibit 99.2 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Voting and Support Agreement

Concurrent with the execution of the Merger Agreement, Parent entered into a Support Agreement (the “Support Agreement”) with BC Perception Holdings, LP providing that, among other things, subject to the terms and conditions set forth therein, such stockholders will support the Merger and the transactions contemplated thereby, including by voting to adopt the Merger Agreement.

A copy of the Support Agreement is included in this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The summary description of the terms of the Support Agreement in this report is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 6, 2023, by and among AbbVie Inc., Symphony Harlan LLC, Symphony Harlan Merger Sub, Inc., and Cerevel Therapeutics Holdings, Inc.

10.1	Support Agreement, dated as of December 6, 2023, by and among AbbVie Inc., Symphony Harlan, LLC, Symphony Harlan Merger Sub, Inc. and BC Perception Holdings, LP.

99.1	Press Release, dated December 6, 2023.

99.2	Letter to employees of Cerevel Therapeutics Holdings, Inc., dated December 6, 2023

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this report include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this report are based on information available to Cerevel as of the date hereof, and Cerevel disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Quarterly Report on Form 10-Q and in our other reports filed with the Securities and Exchange Commission (“SEC”). Cerevel’s SEC filings are available on the Investor Relations section of our website at https://investors.cerevel.com/ and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Cerevel, or the expected benefits of the proposed merger or that the approval of Cerevel’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for Cerevel will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Cerevel to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Cerevel’s ability to retain and hire key personnel, or its operating results and business generally.

No Offer or Solicitation

This report is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This report may be deemed solicitation material in respect of the proposed acquisition of Cerevel. A special shareholder meeting will be announced soon to obtain Cerevel shareholder approval in connection with the proposed acquisition. Cerevel expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed acquisition. Cerevel shareholders are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Cerevel and the proposed acquisition. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Cerevel with the SEC at the SEC’s website at www.sec.gov, and at Cerevel’s website at https://www.cerevel.com.

Participants in the Solicitation

Cerevel and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed acquisition. Information regarding Cerevel’s directors and executive officers is set forth in Cerevel’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, and in Cerevel’s Current Reports on Form 8-K filed with the SEC on May 3, 2023 and May 10, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cerevel’s shareholders in connection with the proposed acquisition and any direct or indirect interests they may have in the proposed acquisition will be set forth in Cerevel’s definitive proxy statement for its special shareholder meeting when it is filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2023	CEREVEL THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Susan Altschuller
	Name:	Susan Altschuller, Ph.D.
	Title:	Chief Financial Officer

Exhibit 2.1

Confidential

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ABBVIE INC.,

SYMPHONY HARLAN LLC,

SYMPHONY HARLAN MERGER SUB INC.

and

CEREVEL THERAPEUTICS HOLDINGS, INC.

Dated as of December 6, 2023

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Annexes

A – Certificate of Incorporation of the Surviving Corporation
B – Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 6, 2023, by and among AbbVie Inc., a Delaware corporation (“Parent”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate Holdco”), Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Intermediate Holdco (“Merger Sub”), and Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is outstanding immediately prior to the Effective Time (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (iv) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, (i) the Board of Directors of each of Parent and Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (ii) the Board of Directors of Merger Sub has recommended that Intermediate Holdco, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement and (iii) the board of managers of Intermediate Holdco has approved the execution and delivery by Intermediate Holdco of this Agreement, the performance by Intermediate Holdco of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Intermediate Holdco and Merger Sub to enter into this Agreement, certain Company Stockholders have delivered to Parent, Intermediate Holdco and Merger Sub a support agreement, dated as of the date hereof (each, a “Support Agreement”), providing that such Company Stockholder has, among other things, agreed to (i) vote all of the Company Shares beneficially owned by it in favor of the approval and adoption of this Agreement, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub, Intermediate Holdco and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement and does not contain any exclusivity provision or other term that would restrict the Company’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) was entered into prior to the date of this Agreement.

“Acquisition Proposal” shall mean any indication of interest, offer or proposal (other than an indication of interest, offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) directly or indirectly resulting in: (a) any acquisition by (or issuance to) any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under

Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the voting power of the surviving entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than eighty percent (80%) of the voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale, license or disposition of more than twenty percent (20%) of the assets of the Company or its Subsidiaries on a consolidated basis determined on a fair market value basis as of the date thereof, it being understood that voting securities of any Subsidiaries of the Company are to be deemed assets of the Company; or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company ESPP” shall mean the Company’s Amended and Restated 2020 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights (a) owned by or purported to be owned by (solely or jointly) the Company or any of its Subsidiaries, (b) exclusively licensed to the Company or any of its Subsidiaries, or (c) material Know-How licensed by Pfizer Inc., a Delaware corporation (“Pfizer”), or its Affiliates to the Company or any of its Subsidiaries pursuant to the terms of the Pfizer License Agreement (“Material Know-How”).

“Company Licensor” means (a) any Person who grants to the Company or any of its Subsidiaries an exclusive license (including any sublicense) or other exclusive right under any Intellectual Property Rights and (b) Pfizer.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, in each case to the extent such Effects do not disproportionately and adversely affect the Company and its Subsidiaries in any material respect relative to other similarly situated companies operating in any industry or industries in which the Company or its Subsidiaries operate in the events of clauses (i) through (vi) below (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industry;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) actual or proposed changes in Law or other legal or regulatory conditions, any COVID-19 Measures or any change in any COVID-19 Measures (or the interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, enacted after the date hereof;

(vii) the announcement of this Agreement, or the pendency or consummation of the transactions contemplated hereby (provided that this clause (vii) shall not apply with respect to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, licensors, suppliers, distributors or other business partners (provided further that this clause (vii) shall not apply with respect to any termination of the License Agreement, dated as of August 13, 2018, by and between Pfizer and Cerevel Therapeutics, LLC (the “Pfizer License Agreement”)), and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, licensors, suppliers, distributors or other business partners (other than Pfizer, in its capacity as the licensor under to the Pfizer License Agreement);

(viii) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has expressly consented in writing, or which Parent has expressly requested or approved in writing, or the taking of any action expressly required by this Agreement, or the failure to take any action expressly prohibited by this Agreement;

(ix) any departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries (but not, in each case, the underlying cause of such departure or termination, unless such departure or termination would otherwise be excepted from this definition of a Company Material Adverse Effect);

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect);

(xi) any matter set forth on Section 1.1(a) of the Company Disclosure Letter; or

(xii) other than a Legal Proceeding by Pfizer pursuant to the Pfizer License Agreement, any Legal Proceedings made or brought by any of the current or former Company Stockholders (directly on their own behalf or derivatively in the right of or otherwise on behalf of the Company) against the Company, including Legal Proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Option” shall mean an option to purchase Company Shares.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean any pharmaceutical product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries and that is owned by, licensed to, or otherwise used in the business of, the Company, or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights (a) owned by or purported to be owned by (solely or jointly) the Company or any of its Subsidiaries, (b) exclusively licensed to the Company or any of its Subsidiaries or (c) Material Know-How.

“Company PSU Award” shall mean any award of restricted stock units with respect to Company Shares subject to performance-based vesting or forfeiture conditions.

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares that is subject to vesting or forfeiture conditions (excluding the Company PSU Awards).

“Company Shares” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Stock Awards” shall mean the Company Options, the Company RSU Awards, and the Company PSU Awards.

“Company Stock Plan” shall mean the Company’s 2020 Equity Incentive Plan, as amended from time to time.

“Company Stockholders” shall mean holders of Company Shares prior to the Effective Time in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent, the Company or any Subsidiaries or Affiliates thereof.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Convertible Notes” shall mean the Company’s 2.50% Convertible Senior Notes Due 2027.

“Convertible Notes Indenture” shall mean the Indenture, dated as of August 16, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

“Covered Rights” shall mean the right to research, develop, license, make, have made, offer for sale, sell, import, export, commercialize, use and otherwise exploit any Company Product in any jurisdiction.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and Families First Coronavirus Response Act, as may be amended.

“Data Protection Laws” shall mean any Laws applicable to the Company or any of its Subsidiaries relating to the Processing of data, data privacy, data security and data breach notification.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws, (b) the Company’s published and posted policies relating to the Company’s Processing of Personal Information, and (c) the terms of any Contracts binding on the Company concerning the Processing of Personal Information.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Domain Names” shall mean Internet domain names that are registered with any domain name registrar.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Equity Award Exchange Ratio” shall mean the quotient obtained by dividing (a) the Merger Consideration by (b) the volume-weighted average price of one share of the Parent Common Stock for the ten trading day period starting with the opening of trading on the 11th trading day prior to the Effective Date to the closing of trading on the second to last trading day prior to the Effective Date, as reported by Bloomberg.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company or any its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Existing Company RSU Award” shall mean each Company RSU Award that was granted prior to the date of this Agreement.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean any Law governing the safety, efficacy, quality research, development, manufacturing or distribution of pharmaceutical products, including the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Healthcare Fraud Statute (18 U.S.C. §1347) and the civil monetary penalties law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) immaterial Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, and (c) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Intellectual Property Rights” shall mean all (a) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, substitutions, revisions, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (“Patents”); (b) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, social media pages and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing (“Trademarks”); (c) trade and industrial secrets, confidential or proprietary information, data, databases and documentation related thereto and any know how (“Know-How”); (d) copyrights, and any other rights of authors or in published or unpublished works of authorship, including audiovisual works, collective works, computer software, compilations, databases, derivative works, literary works, mask works, all moral and economic rights of authors and inventors, however denominated, throughout the world (“Copyrights”); (e) rights in Domain Names, and (f) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal; provided that in no event shall the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or any change in and of itself after the date of this Agreement in the market price or trading volume of the Company Shares or the credit rating of the Company, constitute an Intervening Event; provided further, that the underlying cause of such Effect may constitute or be taken into account in determining whether there has been an Intervening Event (solely to the extent such underlying cause would not otherwise be excluded from this definition pursuant to subclause (a) or (b) of this definition).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computer systems, networks, hardware, digital storage media, applications and software that are owned, leased or licensed by the Company or any of its Subsidiaries in the conduct of their respective businesses.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(b) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the following executive officer of Parent: Scott Reents.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, license, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Stock Market LLC.

“New Company RSU Award” shall mean each Company RSU Award that was granted on or after the date of this Agreement.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Termination Fee” shall mean $653,276,908.

“Permit” shall mean franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 or the Company’s subsequent Quarterly Reports on Form 10-Q; (e) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or any of its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1); (g) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security; (h) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice; and (i) Liens described in Section 1.1(c) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall mean (a) any information that identifies or could reasonably be linked to a particular individual, and (b) any other information defined as “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under applicable Data Protection Laws.

“Pfizer Research Collaboration Agreement” shall mean that certain Research Collaboration and License Agreement, dated as of June 2, 2022, by and between Pfizer and Cerevel Therapeutics, LLC.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean (a) Patents, (b) Domain Names, (c) Trademarks and (d) Copyrights, in each case, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Research Program” shall mean all, pre-clinical studies and clinical trials, including those involving any Company Product.

“Sanctioned Person” shall mean any Person that is the target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list; (ii) any Person organized or resident in a country or region (or government thereof) that is or has been in the last five (5) years the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”) (each, a “Sanctioned Country”); (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) and (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Studies” shall mean all non-clinical studies, pre-clinical studies, clinical trials, and other comparable investigations conducted or being conducted or sponsored by, on behalf of, or at the direction of the Company or any Subsidiary with respect to any Company Product.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that did not result from a material breach of Section 5.2 for an Acquisition Transaction on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” shall be deemed to be references to “less than a majority.”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind or any charge of any kind in the nature of taxes imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.

“Tax Return” shall mean any report, declaration, return, designation, information return, statement or other document filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably cause or constitute a material breach of this Agreement.

1.2 Certain Interpretations. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor Law and any rules or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed on the appropriate section of the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to articles, sections and exhibits shall be construed to refer to articles and sections of, and exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a section or subsection are references to clauses within the same section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day”, (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time and (iv) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent. Where used with respect to information, the phrases “delivered” and “made available” mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent, Intermediate Holdco or Merger Sub or its Representatives, material that has been posted at least one (1) day prior to the date hereof in the “data room” (virtual or otherwise) established by the Company in respect of the transactions contemplated by this Agreement. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”).

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.8(a), by virtue of the Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.8(a), without necessity of further action by the Company or any other Person, the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Annex B hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $45.00 per Company Share (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 2.8(e), upon compliance with the procedures set forth in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share held by Parent, Intermediate Holdco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Intermediate Holdco, Merger Sub or the Company, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), shall be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.01 per share, of the Surviving Corporation, and, from and after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall thereafter be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the Option Consideration, the RSU Consideration, the Assumed RSUs and the PSU Consideration), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share, Company Option, Company RSU Award and Company PSU Award the same economic effect as contemplated by this Agreement prior to such event.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder (or held either in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) who is entitled to demand and who shall have properly and validly demanded such Person’s statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such Person will be entitled to receive such consideration as may be determined to be due to such Person in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 2.8(e), upon the terms and conditions hereof, including the surrender of the certificate or certificates evidencing such Company Shares in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company or withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept promptly apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which shall be considered in good faith by the Company) but will not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above.

(d) Company Options. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted solely into the right to receive from the Surviving Corporation an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Merger Consideration, less (B) the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option), subject to any applicable withholding Taxes pursuant to Section 2.8(e); provided, however, that any such Company Option with respect to which the applicable per share exercise price of such Company Option is equal to or greater than the Merger Consideration shall be canceled without consideration therefor. On the Closing Date, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay to each of the holders of Company Options the applicable Option Consideration (subject to any applicable withholding Taxes pursuant to Section 2.8(e)) as promptly as practicable (and in no event later than the second regularly scheduled payroll date following the Closing) thereafter.

(e) Company RSU Awards.

(i) Effective as of immediately prior to the Effective Time, each Existing Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted solely into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Existing Company RSU Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “RSU Consideration”), subject to any applicable withholding Taxes pursuant to Section 2.8(e). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay to each holder of Existing Company RSU Awards the applicable RSU Consideration (subject to any applicable withholding Taxes pursuant to Section 2.8(e)) as promptly as practicable (and in no event later than the second regularly scheduled payroll date following the Closing) after the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Existing Company RSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with Section 409A of the Code, including on the applicable original settlement date for such Existing Company RSU Award if required in order to comply with Section 409A of the Code.

(ii) Effective as of immediately prior to the Effective Time, fifty percent (50%) of each New Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be assumed by Parent and converted into a Parent restricted stock unit award (each, an “Assumed RSU Award”) on the same terms and conditions (including applicable vesting, acceleration upon a termination without “cause” or for “good reason” (as such terms are defined in the applicable employment agreement or severance program covering the holder as in effect on the date of this Agreement) and expiration provisions) as applied to each such New Company RSU Award immediately prior to the Effective Time, except that each Assumed RSU Award shall cover that number of whole shares of Parent Common Stock equal to the product of (A) the number of unvested Company Shares underlying the New Company RSU Award immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. The remaining fifty percent (50%) of each New Company RSU Award that is outstanding immediately prior to the Effective Time shall be treated in accordance with the provisions of Section 2.7(e)(i). For clarity, fifty percent (50%) of each vesting tranche of each New Company RSU Award that is outstanding immediately prior to the Effective Time shall be treated in accordance with the provisions of Section 2.7(e)(i) and fifty percent (50%) of each vesting tranche of each New Company RSU Award that is outstanding immediately prior to the Effective Time shall be treated in accordance with the provisions of Section 2.7(e)(ii).

(f) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted solely into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance determined by the Company Board (or, if applicable, the committee administering the Company Stock Plan) in its reasonable discretion, by

(y) the Merger Consideration (the “PSU Consideration”), less any applicable withholding Taxes. Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay to each holder of Company PSU Awards the applicable PSU Consideration (subject to any applicable withholding Taxes pursuant to Section 2.8(e)) as promptly as practicable (and in no event later than the second regularly scheduled payroll date following the Closing) after the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with Section 409A of the Code, including on the applicable original settlement date for such Company PSU Award if required in order to comply with Section 409A of the Code.

(g) Company ESPP. The Company Board (or, if appropriate, the committee administering the Company ESPP) will pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to provide that (i) except for the offering period under the Company ESPP in effect on the date hereof (the “Final Offering Period”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement. If the Effective Time occurs: (x) during the Final Offering Period, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.7(a); or (y) after the end of the Final Offering Period, all amounts allocated to each participant’s account under the Company ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Company Shares under the terms of the Company ESPP for such offering period, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.7(a). As promptly as practicable following the purchase of Company Shares in accordance with the foregoing clauses (x) or (y), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(h) Prior to the Effective Time, the Company shall take such actions as are necessary, other than any actions that involve the payment of additional consideration, to effectuate the treatment of the Company Options, Company RSUs, Company PSUs and the Company ESPP under this Section 2.7 and to cause the Company Stock Plan and the Company ESPP to be terminated effective as of the Effective Time.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article II (the “Paying Agent”).

(b) Exchange Fund. Prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration, RSU Consideration or PSU Consideration) (such cash amount being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Company Shares as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares as of immediately prior to the Effective Time.

(c) Payment Procedures.

(i) As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective

Time pursuant to this Agreement: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company and its Subsidiaries arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of the Company Shares represented by such Certificates as of immediately prior to the Effective Time shall be entitled to receive the Merger Consideration for each such Company Share formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 2.8(e)), and any Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder in whose name the Certificate so surrendered is registered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company immediately prior to the Effective Time, an executed Letter of Transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms hereof. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 2.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 2.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Book-Entry Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the Person in whose name such Certificate is registered or the registered holder of such Book-Entry Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Payor”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options, Company RSU Awards and Company PSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Parent and the Company agree to cooperate and use reasonable effort to lawfully avoid or reduce Tax withholding in respect of payments under this Agreement. To the extent that such amounts are so deducted and withheld, each such Payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates that represented Company Shares or Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or such Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Company Shares represented by Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Article II, or Certificates representing, and Book-Entry Shares that constitute, Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates representing any Book-Entry Shares that constitute Dissenting Company Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares as of immediately prior to the Effective Time that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) other than with respect to Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.9(a), as disclosed in any Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Statements Regarding Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated hereby prior to the Termination Date (this clause (ii), a “Company Impairment Effect”). The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries.

(d) Except as set forth on Section 3.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 Company Shares and 10,000,000 shares of Company Preferred Stock. At the close of business on December 1, 2023 (the “Capitalization Date”), (i) 180,634,431 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares or other securities (including Company Securities) except for the issuance of Company Shares pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options and the settlement of Company RSU Awards, Company PSU Awards or Convertible Notes outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 17,552,932 Company Shares were subject to issuance pursuant to outstanding Company Options, (ii) 1,004,508 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards, (iii) 320,742 Company Shares were subject to issuance pursuant to outstanding Company PSU Awards (assuming target performance), (iv) 33,725,086 Company Shares were reserved for future issuance under the Company Stock Plan, (v) 5,780,069 Company Shares were reserved for future issuance under the Company ESPP and (vi) $345.0 million aggregate principal amount of the Convertible Notes (with a conversion rate as of the date hereof equal to 21.5633 Company Shares per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding, and 9,857,133 Company Shares were reserved for future issuance upon conversion of the Convertible Notes. Section 3.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the name of the holder of the Company Stock Award, the type of Company Stock Award, the number of Company Shares subject to such Company Stock Award, the grant date for such Company Stock Award, the exercise or purchase price and expiration date of such Company Stock Award (as applicable), and the vesting schedule for such Company Stock Award (with the number of shares subject to issuance pursuant to outstanding Company PSU Awards based on target performance achievement). Each Company Stock Award has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the Company Stock Plan. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant of such Company Option and all such Company Options are exempt from Section 409A of the Code.

(c) Except as set forth in Section 3.2(b) and for changes since the Capitalization Date resulting from the issuance of Company Shares pursuant to the Company Stock Awards, the exercise of purchase rights under the Company ESPP or the exercise of Convertible Notes set forth in Section 3.2(b) or as otherwise set forth on Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company to make any payments based on the price or value of the Company Shares.

(d) (i) Except for the Company Stock Awards and Convertible Notes in accordance with their terms, there are no outstanding obligations requiring the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities; (ii) there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company; and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) Each Subsidiary of the Company existing as of the date of this Agreement is set forth on Section 3.2(e) of the Company Disclosure Letter. All the issued and outstanding ordinary shares of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 3.2(e) of the Company Disclosure Letter (which shall set forth the beneficial and record owner thereof), there are no (i) voting, ownership or other securities or interests of any Subsidiary of the Company, (ii) options, warrants, securities or other interests convertible into or exchangeable for or which could result in the issuance of voting, ownership or other securities or interests in any Subsidiary of the Company or (iii) obligations requiring any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Subsidiary Securities”). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

3.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and, with respect to the Merger, subject to obtaining the Stockholder Approval to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and, with respect to the Merger, subject to obtaining the Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5, this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Intermediate Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.4 Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (iv) resolved to recommend that the Company Stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 5.3, have not been rescinded, modified or withdrawn in any way.

3.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5, the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign Antitrust Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of or loss of any benefit under, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a breach or default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Impairment Effect.

3.7 Reports; Financial Statements.

(a) Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports, and to the Knowledge of the Company, none of the Company SEC Reports are subject to ongoing SEC review or investigation.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains and since January 1, 2022, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company SEC Reports.

3.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities, except for (a) liabilities disclosed on the Company’s audited balance sheet as of December 31, 2022, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, (b) for liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2023, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches or defaults thereunder) and (d) for liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

3.9 Absence of Certain Changes. Since September 30, 2023 until the date of this Agreement, (a) the Company and its Subsidiaries have not suffered any Company Material Adverse Effect and (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

3.10 Brokers; Certain Expenses. Except for the advisors set forth on Section 3.10 of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors or employees.

3.11 Employee Benefit Matters/Employees.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete list of each material Plan. For purposes of this Agreement, “Plan” shall mean any (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, commission, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, paid time off, vacation, bonus or other incentive plans, programs, policies, arrangements or agreements and (iii) medical, vision, dental or other health or welfare benefit, life insurance, retiree or post-employment welfare, fringe benefit or other benefit or compensation plans, programs, policies, agreements or arrangements, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries and under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material Liability, excluding any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its controlled Affiliates or Subsidiaries contributes pursuant to applicable Law. With respect to each of the Plans listed on Section 3.11(a) of the Company Disclosure Letter, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) the current Plan and trust document, including amendments thereto (and a summary of the material terms of any unwritten Plan); (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, advisory, or opinion letter, if any, received with respect to any applicable Plan; (E) all related insurance contracts or other funding arrangements; and (F) all non-routine correspondence with any Governmental Authority within the last three (3) years.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion or advisory letter from the IRS as to its qualified status. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan and any related trust complies, and has been established, maintained, funded and administered in compliance, with its terms and the requirements of ERISA, the Code and other applicable Laws and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualification of any Plan intended to be qualified under Section 401(a) of the Code, (ii) other than routine claims for benefits, there are no Legal Proceedings, claims, disputes, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened against or involving any Plan (or the assets thereof) or asserting any rights to or claims for benefits under any Plan and (iii) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax, penalty or other Liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Plan is, and neither the Company nor any of its ERISA Affiliates has any material Liability under or with respect to: (i) a Multiemployer Plan, (ii) any “defined benefit plan” (as such term is defined under Section 3(35) of ERISA) or any other pension plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40) of ERISA).

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, no Plan provides, and neither the Company nor any of its Subsidiaries has any Liability to provide, for retiree, post-termination or other post-employment health, life or other welfare benefits to any Person other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”), (ii) if provided for under the terms of the applicable insurance contract, coverage through the end of the calendar month in which a termination of employment occurs, or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums or other post-employment welfare benefits for a terminated employee or the employee’s beneficiaries following such employee’s termination for a limited period of time.

(e) Except as otherwise required under this Agreement or as set forth in Section 3.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries to any material payment of compensation or benefits; (ii) materially increase the amount of compensation or benefits due to any employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (iii) accelerate the vesting, funding or time of payment of any material compensation, equity award or other material benefit to any such Person; or (iv) result in any “excess parachute payment” under Section 280G of the Code.

(f) Since January 1, 2022, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is or has been the subject of any pending Legal Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law and (ii) there is no and have been no pending or threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement, there are no labor unions, works councils or other labor organizations representing any employee of the Company or any of its Subsidiaries and, since January 1, 2022, to the Knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or any of its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws relating to labor, employment, employee benefits and employment practices (including with respect to classification of employees and independent contractors).

(h) The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect, since January 1, 2022, there have been no allegations of sexual harassment or sexual misconduct against any of the Company’s or any of its Subsidiary’s current or former officers, or employees who during their employment received annual base compensation at or exceeding $300,000.

3.12 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) have a Company Impairment Effect. None of the Company or its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.13 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) (i) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, complete and accurate in all respects. The Company and each of its Subsidiaries have paid all Taxes reflected as due and owing on such Tax Returns or have established an adequate reserve therefor in accordance with GAAP.

(b) To the Knowledge of the Company, (i) there are no current, pending or threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or any Subsidiary, and (ii) none of the Company or its Subsidiaries has received written notice of any such audits, examinations or proceedings.

(c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code or any similar provision of state, local, or foreign Law) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 or Section 361 of the Code within the past two (2) years.

(e) (i) There are no Liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(f) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries that is currently in force.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business consistent with past practice or an agreement that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the parent of which is the Company) or (iii) has liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

3.14 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) none of the Company or its Subsidiaries is, or since January 1, 2022, has been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Permits required to conduct its businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since January 1, 2022 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries are in compliance with the terms of such Permits.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(c) neither the Company nor its Subsidiaries has, since January 1, 2022, received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2022, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as otherwise indicated, the Company or a Subsidiary of the Company is the exclusive owner or exclusive licensee of all Company Registered Intellectual Property Rights set forth in Section 3.16(a) of the Company Disclosure Letter, free and clear of any Liens other than (i) Permitted Liens and (ii) licenses and similar rights granted under the Contracts identified in Section 3.19(a)(vi) of the Company Disclosure Letter.

(b) The Company and its Subsidiaries, and, to the Knowledge of the Company, with respect to Company Intellectual Property Rights licensed to the Company or its Subsidiaries, the applicable Company Licensor, have had each Person who is or was an employee or contractor of the Company or a Company Licensor and who is or was involved in the creation or development of the applicable Intellectual Property Rights for or on behalf of the Company or its Subsidiaries (or a Company Licensor, if such Company Intellectual Property Rights are licensed to the Company or one of its Subsidiaries) execute and deliver to the Company, its Subsidiary, or to the Knowledge of the Company, the Company Licensor, each as applicable, a valid agreement containing an assignment to the Company, its Subsidiary, or the Company Licensor, each as applicable, of such employee’s or contractor’s rights to such Intellectual Property Rights. To the Knowledge of the Company, no current or former employee or contractor of the Company, its Subsidiaries, or a Company Licensor in connection with Company Intellectual Property Rights licensed to the Company or one of its Subsidiaries by such Company Licensor is in violation of any term of any such assignment agreement. The Company and its Subsidiaries possess the right to use all Intellectual Property Rights material to or otherwise necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, for the exercise of the Covered Rights; provided, however, that the foregoing will not be interpreted as a representation of the Company’s or its Subsidiaries’ non-infringement of third-party Intellectual Property Rights, which is dealt with exclusively in Section 3.16(d) below.

(c) Each material Company Registered Intellectual Property Right owned by Company or its Subsidiaries, and to the Knowledge of the Company licensed to the Company, is subsisting and in full force and effect, and to the Knowledge of the Company, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and enforceable. Since January 1, 2022, the Company and its Subsidiaries, and, to the Knowledge of the Company, each Company Licensor, in connection with Company Intellectual Property Rights licensed to the Company or one of its Subsidiaries by such Company Licensor, have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company, its Subsidiaries, or to the Knowledge of the Company, any Company Licensor in connection with Company Intellectual Property Rights licensed to the Company or one of its Subsidiaries by such Company Licensor, currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and to the Knowledge of the Company, (i) the Company, its Subsidiaries, the Company Products, and the operation of the business of the Company or any of its Subsidiaries (including the exercise of any Covered Rights), is not, and will not through the exercise of the Covered Rights as currently contemplated, infringe or misappropriate the Intellectual Property Rights of any third party and (ii) since January 1, 2022 until the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any third party, and there is no other assertion or threat from any third party, that the operation of the business of the Company or any of its Subsidiaries as is currently conducted, or the Company Products, infringe or misappropriate the Intellectual Property Rights of any third party. No facts or circumstances exist that would be reasonably expected to give rise to any such claims described in the foregoing sentence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) To the Knowledge of the Company, no third party is currently infringing or misappropriating any material Company Intellectual Property Rights. Neither the Company, any of its Subsidiaries, or a Company Licensor (with respect to Company Intellectual Property Rights licensed to the Company or one of its Subsidiaries by such Company Licensor) is currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(f) None of the trade secrets or other material confidential or proprietary information of the Company or any of its Subsidiaries have been disclosed to any Person unless such disclosure was made pursuant to a commercially reasonable written agreement requiring such Person to maintain the confidentiality of such information, and, to the Knowledge of the Company, there has not been any breach by any such Person of any such agreement in any material respect.

(g) Except as otherwise disclosed in Section 3.16(g) of the Company Disclosure Letter, no third party, including academic institution, research center, international organization, nonprofit organization or Governmental Authority or any Person working for or on behalf of any of the foregoing entities, has, or would reasonably be expected to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Intellectual Property Rights or any other Intellectual Property Rights owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries.

3.17 Data Privacy and Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, (i) the IT Systems have not suffered any failures, bugs, or outages; (ii) the Company and its Subsidiaries have implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of Personal Information stored in the IT Systems; and (iii) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems. The Company and each of its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all material third party software used by the Company and its Subsidiaries for their respective businesses as currently conducted and have complied in all material respects with the terms of the corresponding agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with applicable Data Protection Requirements; and (ii) since January 1, 2022, to the Knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained by the Company or its Subsidiaries that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Law. Since January 1, 2022 until the date hereof, neither the Company nor any of its Subsidiaries has received written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any Data Protection Laws.

(c) To the Knowledge of the Company, and to the extent required under applicable Data Protection Laws, the Company and its Subsidiaries have provided all notices and obtained all consents and approvals necessary to use and disclose the Personal Information maintained by the Company and its Subsidiaries to the extent required in connection with the operation of the Company’s business as currently conducted except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement shall not result in the violation of any Data Protection Requirement in any material respect.

3.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has heretofore made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (v) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company or any of its Subsidiaries or aggregate payments payable to the Company or any of its Subsidiaries under such Contract of more than $5,000,000 in the most recent completed fiscal year (including by means of royalty payments), other than Incidental Contracts made in the ordinary course of business consistent with past practice;

(iii) contains (A) covenants that limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area, (B) “most favored nation” terms, including such terms for pricing, (C) any minimum purchase obligations, including for the purchase of product or materials, that exceed $5,000,000 in any calendar year to the extent such Contract is not terminable without penalty on ninety (90) days’ or shorter notice or (D) terms providing for exclusive relations, in the case of each of clauses (A) through (D), terms that, following the Closing, would so limit or impose obligations on Parent or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries);

(iv) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, co-development, co-promotion, profit-sharing or strategic alliance, in each case, that contemplates payment(s) in excess of $5,000,000 in any calendar year;

(v) provides for the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts;

(vi) provides for the license by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights to any third party, other than Incidental Contracts;

(vii) (A) involves the acquisition or disposition by the Company or its Subsidiaries, directly or indirectly (by merger or otherwise), of the business, assets or capital stock or other equity interest of (or to, in the case of disposition) another Person that has continuing consideration payment obligations by the Company or any of its Subsidiaries in excess of $5,000,000 in the aggregate in respect of such agreement or (B) gives any Person the right to acquire any material assets of the Company or any of its Subsidiaries after the date of this Agreement;

(viii) constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $5,000,000 in any prospective twelve (12) month period;

(ix) other than solely among the Company and wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $5,000,000 or any swap or hedging transactions or other derivative Contract;

(x) involves the settlement of any pending or threatened claim, action or proceeding which (A) requires payment obligations after the date hereof in excess of $5,000,000 or (B) imposes any other material and continuing non-payment obligations on the Company or any of its Subsidiaries after the date hereof;

(xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries other than as set forth in the budget of the Company set forth on Section 3.19(a)(xi) of the Company Disclosure Letter (the “2024 Company Budget”);

(xii) is between the Company or any of its Subsidiaries, on the one hand, and Pfizer or BC Perception Holdings, LP (or any of their respective Affiliates), on the other hand;

(xiii) provides for the settlement, co-existence or other similar restriction on the Company or its Subsidiaries or another Person related to the filing, registering, enforcing, disposing of or otherwise exploiting any Company Intellectual Property Rights to Company Product;

(xiv) is a collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative body (each a “Collective Bargaining Agreement”);

(xv) corporate integrity agreements, consent decrees, deferred prosecution agreements, or other similar types of Contracts with Governmental Authorities that have existing or contingent performance obligations;

(xvi) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses for an amount in excess, in the aggregate, of $5,000,000; and

(xvii) (A) pursuant to which products are developed that would be co-owned by the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, or (B) involves milestone payments, earn-outs or the payment of royalties or other amounts calculated based upon (x) the revenues, profits or income of the Company or any of its Subsidiaries, (y) the income, profits or revenues related to any Company Product or Company Intellectual Property Rights or (z) the completion of (or any achieved metric in) any Study or obtaining of any regulatory approval, that will result in payment by the Company or any of its Subsidiaries of more than $5,000,000 in the aggregate over any twelve (12) month period.

Each Contract of the type described in clauses (i) through (xiv) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except (other than with respect to the Pfizer License Agreement) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries (A) have, and to the Knowledge of the Company, each other party thereto has, complied with all obligations required to be performed or complied with by them under each Material Contract and (B) have not waived, or failed to enforce, any of their respective material rights under any Material Contract, (iii) there is no default or, to the Knowledge of the Company, any event or condition which, with or without notice or lapse of time or both, constitutes or would constitute a default, under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto and (iv) to the Knowledge of the Company neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate, not renew or adversely modify such Material Contract.

3.20 Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are, and since January 1, 2022, have been, in compliance with all applicable Health Care Laws, (ii) since January 1, 2022, the Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Laws, and (iii) since January 1, 2022, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of its employees, officers, directors, vendors or agents (A) has been excluded, suspended or debarred from participation in any United States federal or state health care program or human clinical research, (B) is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension or exclusion or (C) has entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Health Care Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as set forth on Section 3.20(a) of the Company Disclosure Letter, since January 1, 2022, neither the Company nor any of its Subsidiaries have received any written notice or communication from any Governmental Authority withdrawing or placing any Studies on “clinical hold” or requiring the termination, suspension, of any such Studies.

(b) The Company and its Subsidiaries hold such Permits required by the FDA for the conduct of their respective businesses as currently conducted (collectively, the “FDA Permits”) and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such FDA Permits are in full force and effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or other comparable Governmental Authorities by the Company and its Subsidiaries have been so filed, maintained or furnished, (ii) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and (iii) none of the Company, any of its Subsidiaries or to the Knowledge of the Company, any agent acting for the Company, has committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar Law regarding the communication or submission of false information to any applicable Governmental Authority.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Studies conducted or sponsored by or on behalf of the Company or its Subsidiaries have been and, if still pending, are being conducted in accordance with all applicable Health Care Laws and FDA Permits.

(e) Except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022: (i) the manufacture of the Company Products has been and is being conducted in compliance with applicable Health Care Laws’ and (ii) neither the Company, any of its Subsidiaries nor to the Knowledge of the Company, any agent acting for the Company or any of its Subsidiaries, has (A) been subject to a Governmental Authority shutdown or import or export prohibition or (B) received any “warning letter,” “untitled letter” or similar written notice from the FDA or comparable Governmental Authority alleging or asserting noncompliance applicable Health Care Law or FDA Permits and, to the Knowledge of the Company, no Governmental Authority has threatened such action.

3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

3.22 Certain Payments. During the past three (3) years, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, or, to the Knowledge of the Company, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption, anti-bribery, or anti-corruption Laws (collectively, “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature and (f) has been a Sanctioned Person, (g) has, in the past three (3) years, been engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (h) otherwise in violation of any Laws or orders relating to economic or trade sanctions or import or export controls or U.S. antiboycott requirements (collectively, “Trade Controls”). Neither the Company nor any of its Subsidiaries has received any written notice or made any written disclosure to a Governmental Authority or, to the Knowledge of the Company, been the subject of any investigation, allegation or inquiry, in each case, related to Trade Controls or Anti-Corruption Laws.

3.23 Related Party Transactions. No current director, officer or controlled Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisor of the Company. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) from the Company’s financial advisor, on or prior to the date of this Agreement, that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations as set forth therein, the consideration consisting of $45.00 per Company Share to be paid to the Company Stockholders (other than Parent, the Company or any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.26 Proxy Statement. The Proxy Statement, when filed with the SEC, at the time of any amendment or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time the Proxy Statement is mailed to Company Stockholders and at the time of the Stockholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives.

3.27 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article III and the certificate delivered pursuant to Section 7.2(d), or in any Support Agreement, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article III and the certificate delivered pursuant to Section 7.2(d) or in any Support Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 3.27 shall limit any remedy available to Parent in the event of fraud with respect to the representations and warranties made by the Company in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT, INTERMEDIATE HOLDCO AND MERGER SUB

Parent, Intermediate Holdco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent, Intermediate Holdco and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Merger Sub are owned directly and held of record by Intermediate Holdco and all of the issued and outstanding membership interests of Intermediate Holdco are owned directly and held of record by Parent. Each of Parent, Intermediate Holdco and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

4.2 Authority. Each of Parent, Intermediate Holdco and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Intermediate Holdco and Merger Sub and, subject to the adoption of this Agreement by Intermediate Holdco, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent, Intermediate Holdco and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent, Intermediate Holdco and Merger Sub and no additional corporate proceedings or action on the part of Parent, Intermediate Holdco or Merger Sub are necessary to authorize the execution and delivery by Parent, Intermediate Holdco and Merger Sub of this Agreement, the performance by Parent, Intermediate Holdco and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent, Intermediate Holdco and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Intermediate Holdco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent, Intermediate Holdco and Merger Sub, enforceable against each of Parent, Intermediate Holdco and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and Intermediate Holdco, as its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that Intermediate Holdco, as the sole stockholder of Merger Sub, adopt this Agreement and approve the transactions contemplated hereby (including the Merger), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

4.3 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement by Parent, Intermediate Holdco or Merger Sub, the performance by Parent, Intermediate Holdco and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent, Intermediate Holdco or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of The New York Stock Exchange, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent, Intermediate Holdco or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

4.4 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially impede or materially delay the ability of Parent, Intermediate Holdco or Merger Sub to consummate the Merger or the other transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially impede or materially delay the ability of Parent, Intermediate Holdco or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

4.5 Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Other than as a result of the Support Agreement, none of Parent, Intermediate Holdco, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.6 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub and Intermediate Holdco will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s, Intermediate Holdco’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options and the Company RSU Awards and to pay all related fees and expenses required to be paid by Parent, Intermediate Holdco or Merger Sub pursuant to the terms of this Agreement. Parent’s, Intermediate Holdco’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s, Intermediate Holdco’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

4.7 No Other Operations. Each of Merger Sub and Intermediate Holdco was formed solely for the purpose of effecting the Merger. Each of Merger Sub and Intermediate Holdco has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.8 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, Intermediate Holdco and Merger Sub.

4.9 Solvency. None of Parent, Intermediate Holdco or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.9, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination: (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount of all Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date; (b) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole (including contingent liabilities), as such debts and other Liabilities become absolute and matured; (c) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (d) the Surviving Corporation will be able to pay its Liabilities, including contingent and other liabilities, as they mature.

4.10 Absence of Certain Arrangements.. As of the date of this Agreement, other than this Agreement and the Support Agreements, none of Parent, Intermediate Holdco or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or (ii) the Surviving Corporation, any of its Subsidiaries or any of their respective businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, equity investment to Parent, Intermediate Holdco, Merger Sub or the Company to finance any portion of the Merger.

4.11 Proxy Statement.. None of the information provided or to be provided in writing by or on behalf of Parent, Intermediate Holdco or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.12 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent, Intermediate Holdco and Merger Sub contained in this Article IV and the certificate delivered pursuant to Section 7.3(c), neither Parent, Intermediate Holdco, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Section 4.12 shall limit any remedy available to the Company in the event of fraud with respect to the representations and warranties made by Parent, Intermediate Holdco or Merger Sub in this Agreement. Parent, Intermediate Holdco and Merger Sub each acknowledges and agrees (in each case individually and on behalf of each of their respective controlled Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent, Intermediate Holdco, Merger Sub or any of their respective Affiliates and any Representative of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”)), that, except for the representations and warranties expressly set forth in Article III and the certificate delivered pursuant to Section 7.2(d) or in any Support Agreement (a) none of the Company, any Affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) or any other Person makes, or has made, any representations or warranties relating to itself or its business, the Company or its business or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and none of Parent,

Intermediate Holdco, Merger Sub or any other Parent Related Party is relying or has relied on (and each of Parent, Intermediate Holdco and Merger Sub expressly disclaims reliance on) any representation or warranty of any of the Company or any Company Related Party or any other Person except for the representations and warranties of the Company expressly set forth in Article III of this Agreement, in the certificate delivered pursuant to Section 7.2(d) or in any Support Agreement (b) other than in any Support Agreement, no Person has been authorized by the Company or any Company Related Party to make any representation or warranty relating to the Company or any Company Related Party or any of their respective businesses or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any Parent Related Party or any other Person as having been authorized by the Company or any Company Related Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Intermediate Holdco, Merger Sub or any Parent Related Party or any other Person are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by Parent, Intermediate Holdco, Merger Sub or any Parent Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article III, in the certificate delivered pursuant to Section 7.2(d) or in any Support Agreement; provided that the foregoing shall not limit any remedy available to Parent in the event of fraud with respect to the representations and warranties made by the Company in this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law (including any COVID-19 Measures or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts of war or sanctions including in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria or Iran), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as expressly required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will and will cause each of its Subsidiaries to use its commercially reasonable efforts to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries; provided that during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company and its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, that the Company and its Subsidiaries may take such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts of war or sanctions in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria or Iran, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to its certificate of incorporation or bylaws (or equivalent governing documents);

(ii) issue, sell, grant options or rights to purchase, encumber, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase, encumber or pledge, any Company Securities or Company Subsidiary Securities, other than Company Shares issuable (A) with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement, (B) pursuant to the Company ESPP in accordance with its terms as of the date hereof and in compliance with this Agreement, or (C) upon settlement of the Convertible Notes in accordance with their terms;

(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) as required by any Company Stock Plan in accordance with its terms as of the date hereof, or (B) the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise or settlement of any Company Stock Award outstanding as of the date hereof or granted in compliance with this Agreement;

(iv) split, combine, subdivide or reclassify its capital stock or establish a record date for, declare, set aside, authorize, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regards to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than, in each case, capital expenditures in accordance with subclause (xiii) below and any acquisition of assets, including active pharmaceutical ingredients and other supplies, in the ordinary course of business consistent with past practice) for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate, (B) sell, lease, license or otherwise dispose of, transfer or encumber any assets of the Company or any of its Subsidiaries with a fair market value in excess of $2,500,000 individually or $5,000,000 in the aggregate, except (1) sales of products or services in the ordinary course of business consistent with past practice, (2) Incidental Contracts, (3) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, (4) dispositions of marketable securities (other than, for clarity, Company Securities) in the ordinary course of business consistent with past practice, and (5) dispositions or abandonments of immaterial tangible assets in the ordinary course of business consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities, except for indebtedness for borrowed money in an amount not to exceed $3,000,000 in the aggregate;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an amount not to exceed $3,000,000 in the aggregate;

(viii) make any loans, advances (other than for ordinary course business expenses) or capital contributions to, or investments in, any other Person (other than with respect to wholly owned Subsidiaries) in excess of $3,000,000 in the aggregate, except for (A) advancement of expenses under (1) any indemnification agreement made available to Parent prior to the date hereof or (2) the certificate of incorporation or bylaws of the Company or (B) investments in cash equivalents (including bank account balances, marketable securities, commercial paper, treasury bills and short term investments) in the ordinary course of business consistent with past practice;

(ix) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(x) (A) change any annual Tax accounting period, (B) make or change any material Tax election, (C) file any material amended Tax Return, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement that does not relate primarily to Taxes), in each case, relating to or affecting any material Tax liability of the Company or any of its Subsidiaries, (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax or (F) settle or compromise any material Tax liability or surrender a right to a material Tax refund, except, in each case of clauses (A) through (F), other than as required by applicable Law or in the ordinary course of business consistent with past practice;

(xi) except as required by applicable Law or the terms of a Plan as in effect on the date hereof, (A) grant any cash or equity or equity-based incentive awards, retention, change in control, transaction, severance, termination pay or similar compensation, (B) grant any increase in, or accelerate the funding, payment or vesting of, the base compensation, bonus or other compensation and benefits payable to any of the employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries, (C) establish, adopt, enter into, materially amend or terminate any material Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a material Plan if in effect on the date hereof, other than with respect to the provision of de minimis and non-recurring fringe benefits, (D) hire, promote, or otherwise enter into any employment or consulting agreement or offer letter with, any employee, officer, director or other individual service provider of the Company or any of its Subsidiaries other than hiring or promoting or entering into any employment or consulting agreement or offer letter with an employee at a position at or below the level of vice president in the ordinary course of business consistent with past practice (provided that any such employment offers are made with offers letters consistent in all material respects with the Company’s standard form), or (E) terminate any employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (other than for “cause”) other than an employee at or below the level of vice president;

(xii) (A) modify, extend, terminate or enter into any Collective Bargaining Agreement, (B) recognize or certify any labor union or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries or (C) implement or announce any mass employee layoffs, plant closings, or other similar actions that trigger notice obligations under the Worker Adjustment Retraining and Notification Act of 1988 or any similar state Law;

(xiii) make or authorize any capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for those contemplated by the 2024 Company Budget;

(xiv) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 6.11 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $1,500,000 individually or $5,000,000 in the aggregate;

(xv) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (provided that no such Contract may be entered into pursuant to the ordinary course of business exception with respect to any Contract that would be a Material Contract under Sections 3.19(a)(iii), 3.19(a)(iv), 3.19(a)(v), 3.19(a)(vi), 3.19(a)(xii), 3.19(a)(xvi) or 3.19(a)(xvii)(B)), except for any ordinary course statement of work issued under an existing Material Contract; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract (or any Contract that would, if entered into prior to the date hereof, be a Material Contract) or waive, release or assign any material rights or material claims thereunder;

(xvi) (A) sell, assign, transfer, convey, license (as licensor, except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1, non-exclusive licenses entered into in the ordinary course of business consistent with past practice or pursuant to Incidental Contracts), waive rights, encumber, fail to maintain or otherwise dispose of any Company Intellectual Property Right, (B) fail to diligently prosecute or maintain any Company Registered Intellectual Property Right or fail to exercise a right of renewal or extension under any Contract relating to, or with respect to, any Intellectual Property Right, except for dispositions or abandonments of immaterial Company Registered Intellectual Property Right in the ordinary course of business consistent with past practice or (C) disclose any trade secrets of the Company or any of its Subsidiaries to any Person unless such disclosure was made pursuant to a commercially reasonable written agreement requiring such Person to maintain the confidentiality of such trade secrets;

(xvii) abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Permit (A) issued by the FDA under the United States Food, Drug and Cosmetic Act of 1938 or the United States Public Health Service Act (and FDA’s implementing regulations), investigational new drug applications and (B) of any applicable Governmental Authority necessary for the lawful operation of the businesses of the Company and its Subsidiaries;

(xviii) modify, amend or terminate the Pfizer License Agreement (including designating any Pfizer-Developed Compound (as defined therein) as a Licensee-Selected Compound (as defined therein)) or the Pfizer Research Collaboration Agreement or grant any material waiver or material release thereunder;

(xix) unless mandated by any Governmental Authority, discontinue, terminate or suspend any ongoing research and development program, pre-clinical study or clinical study with respect to any Company Product currently in a clinical study; or

(xx) agree or commit, in writing or otherwise, to take any of the foregoing actions.

In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by applicable Law, the Company shall keep Parent informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event and any material governmental inquiries or investigations), material discussions or negotiations relating to the Company Products between or with the FDA or the European Medicines Agency (the “EMA”). Without limiting the generality of the foregoing, to the extent permitted by applicable Law, the Company (A) shall keep Parent reasonably informed as far in advance as reasonably practicable under the circumstances, of any material meetings, filings, submissions or correspondence to be made by or on behalf of the Company between or with the FDA or the EMA relating to any Company Product, and shall provide Parent with copies of any such material filings, or submissions or correspondence, and (B) shall keep Parent reasonably informed of any material change to any Research Program protocol, the adding of any new Research Programs, the making of any material change to a manufacturing plan or process, the making of any material change to a development timeline or the initiation or the making of any material change to any Company Product. Notwithstanding the foregoing or any other statement to the contrary in this Agreement, none of the obligations set forth in this paragraph starting “In furtherance and not limitation of” shall be taken into account for purposes of determining whether the condition set forth in Section 7.2(b) has been or will be satisfied.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or knowingly permit any of their other Representatives to, and the Company shall direct and use its reasonable best efforts to cause such other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) or any Representative thereof, any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.2), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.2(c)) or (v) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors and officers to, and shall direct their other Representatives to, cease all discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, as promptly as practicable, and in any event within two (2) Business Days following receipt of an Acquisition Proposal, or request for information or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, the Company shall (i) provide Parent with written notice of such Acquisition Proposal, request for information, inquiry, proposal or offer and (ii) communicate to Parent the material terms and conditions of such Acquisition Proposal, request for information, inquiry, proposal or offer and the identity of the Person making such Acquisition Proposal, request for information, inquiry, proposal or offer (or, where such Acquisition Proposal, proposal or offer is not in writing, a description of the material terms and conditions of such Acquisition Proposal, proposal or offer including any modifications thereto). The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of discussions or negotiations regarding, and of any changes to the material terms and conditions of, an Acquisition Proposal, request for information, inquiry, proposal or offer submitted to the Company or any of its Subsidiaries or Representatives and shall as promptly as reasonably practicable (and in any event within two (2) Business Days of receipt thereof), provide Parent with unredacted copies of all written offers, requests for information, inquiries or proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Acquisition Proposal, proposal or offer. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if after the date of this Agreement and prior to receipt of the Stockholder Approval, the Company or any of its Representatives has received a written Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from any Person or group of Persons that did not result from a material breach of this Section 5.2, then (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal, inquiry, proposal or offer or its or their Representatives and financing sources solely to clarify the terms and conditions thereof, to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.2, and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall promptly (and in any event within one (1) Business Day thereof) provide or make available to Parent any information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a committee thereof) made pursuant to clause (ii) of the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any “standstill” or similar agreement if the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (provided that such amendment or modification does not restrict the Company’s ability to comply with the terms of this Agreement). The Company shall provide written notice to Parent of any such release or waiver promptly following, but in any event within two (2) Business Days of, such waiver or release.

5.3 Company Board Recommendation.

(a) Subject to Section 5.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders or (iv) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii) and (iv), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 5.3(c)(i) or any communication that is substantially similar to either of the foregoing, shall not be prohibited under the terms of this Agreement nor shall it be deemed to be a Company Board Recommendation Change or to constitute a breach of this Agreement; provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 5.3.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Stockholder Approval, the Company Board (or a committee thereof) may (i) in response to (x) the receipt of a written Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, or (y) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to an Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided that (A) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least three (3) Business Days (the “Notice Period”) prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change and a new Notice Period), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii), and (E) no earlier than the end of such three (3) Business Day period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such three (3) Business Day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the material terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two (2) Business Days.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that this Section 5.3(c) will not be deemed to permit the Company Board to make a Company Board Recommendation Change except to the extent expressly permitted by Section 5.3(b).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts.

(a) Except as otherwise provided under Section 5.2 or Section 5.3 or to the extent that any action is governed by a different covenant or obligation hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Termination Date, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to, subject to Section 6.2, (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable after the date of this Agreement; (ii) obtain, as promptly as reasonably practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 6.2), (iv) upon the reasonable written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. In addition to the foregoing, except as otherwise provided under Section 5.2 or Section 5.3 or to the extent that any action is governed by a different covenant or obligation hereunder (including Section 6.1(b) and Section 6.2), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, materially impairing, materially delaying or otherwise materially adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement in accordance with the terms hereof. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract (collectively, “Third Party Consent Payments”). Neither the Company nor any of its Subsidiaries shall make, or commit to make, any Third Party Consent Payment without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b) Parent agrees, on behalf of itself and its controlled Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its controlled Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Relevant Business, if doing so would or would reasonably be expected to prevent, materially impair, materially delay or otherwise materially adversely affect the consummation of the Merger or the ability of Parent to fully perform its obligations under this Agreement in accordance with the terms hereof. “Relevant Business” shall have the meaning set forth in Section 6.1(b) of the Company Disclosure Letter.

6.2 Antitrust Obligations.

(a) Each of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, as soon as practicable after the date of this Agreement but in no event later than ten (10) days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) reasonably cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, and (iv) use their respective reasonable best efforts to promptly take any and all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Foreign Antitrust Laws as soon as practicable (and in any event prior to the Termination Date) and to avoid any impediment to the consummation of the Merger under the HSR Act or any Foreign Antitrust Laws. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither Parent nor any of its Affiliates shall be required to agree to any of the following actions (and the Company shall not agree to any of the following actions without the express written consent of Parent): (1) selling, licensing, assigning, transferring, divesting, holding separate, granting any commercial rights to or otherwise disposing of any assets, business or portion of any business (or interests therein) of the Company, the Surviving Company, Parent or any of their respective Affiliates; (2) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, any conduct of business restrictions; (3) amending or terminating (or agreeing to amend or terminate) any existing relationship, Contractual right or obligation or venture or other arrangement of Parent or its Affiliates or the Company or its Affiliates; (4) offering, agreeing or consenting to any change (including through a licensing arrangement or the creation of any relationship or Contractual right or obligation) to or restriction on, or other impairment of, Parent’s ability to own or operate the businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates); or (5) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), including any obligation to obtain any “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction. Parent shall, after reasonable consultation with the Company and consideration in good faith of the views and comments of the Company in connection with the following, have the right to (A) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including coordinating with the Company with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law, (B) control the defense and settlement of any Legal Proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law and (C) determine whether to pull and refile, on one or more occasions, any filing made under the HSR Act, or any other Antitrust Law, in connection with the transactions contemplated hereby, prior to the Termination Date; provided that neither Parent nor the Company may enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Further, subject to this Section 6.2(a), if any Legal Proceeding, including any proceeding by a private party, is instituted (or threatened) challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated by this Agreement, including the Merger, or the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted, Parent (and its Subsidiaries) and the Company (and its Subsidiaries) shall use their reasonable best efforts to defend or contest, including through litigation or other means, any objection to, or Legal Proceedings challenging, the consummation of the transactions contemplated by this Agreement, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any Foreign Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree (subject to Parent’s ultimate control of strategy pursuant to Section 6.2(a)) to (i) give each other reasonable advance notice of all non-ministerial meetings and non-ministerial conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such non-ministerial meetings and non-ministerial conference calls, (iii) keep the other party reasonably apprised with respect to any non-ministerial oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis and redacted for legal privilege to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

(d) If, prior to the Effective Time (i) the U.K. Competition and Markets Authority (the “CMA”) indicates in writing to Parent that it has decided to formally investigate the Merger and, accordingly, requests Parent to submit a merger notice in the form prescribed under the Enterprise Act 2002 or (ii) the European Commission (the “EC”) indicates in writing to Parent that a member state of the European Union or the EC is making, or has made, a referral of the Merger to the EC under Article 22 of the EU Merger Regulation, then Parent shall provide to the Company a copy of such written indication or filing, form or other submission as promptly as practicable after its receipt or submission thereof, as applicable, and if such indication or filing, form or other submission shall have been so provided, each of the CMA under the Enterprise Act of 2002 and the EC under Article 22 of the EU Merger Regulation, as the case may be, shall thereupon be deemed to be a “Specified Antitrust Jurisdiction” for purposes of this Agreement.

6.3 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable after the date hereof (but in no event later than 20 Business Days thereafter), the Company shall prepare and file with the SEC the preliminary proxy statement (as amended or supplemented, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent (and in any case no later than one (1) Business Day) upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall consider in good faith all such comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective controlled Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Except in connection with a Company Board Recommendation Change expressly permitted by Section 5.3(b), no amendment or supplement to the Proxy Statement shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall (i) as promptly as practicable after the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) commence mailing the Proxy Statement to the Company Stockholders as of the record date of the Stockholders Meeting as promptly as reasonably practicable after the filing of the Proxy Statement with the SEC. The Company will schedule the Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement (or if the Company’s nationally recognized proxy solicitor advises that thirty (30) days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Stockholder Approval, such later date to which Parent consents (such consent not to be unreasonably withheld, conditioned or delayed)).

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to postpone, adjourn or recess the Stockholders Meeting if, but only if, (i) the Company is unable to obtain a quorum of its stockholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such postponement, adjournment or recess is required (A) by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or (B) to allow for the dissemination of any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law or (iii) the Company is required to do so by a court of competent jurisdiction in connection with any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders relating to this Agreement or transactions contemplated hereby; provided that, the Company may not postpone or adjourn the Stockholders Meeting by more than fifteen (15) days past the originally scheduled date without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company may (and will, if directed by Parent) postpone, adjourn or recess the Stockholders Meeting if there are insufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval. Except as required by Law, in no event shall the record date of the Stockholders Meeting be changed without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement shall be considered at the

Stockholders Meeting. Except to the extent a Company Board Recommendation Change expressly permitted by Section 5.3(b) has been effected, (1) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (2) the Company shall use its reasonable best efforts to solicit votes of the Company Stockholders in favor of obtaining the Stockholder Approval. Notwithstanding anything to the contrary herein, the Company shall not be required to hold the Stockholders Meeting if this Agreement has been validly terminated. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.

6.4 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 5.3 (including to announce a Company Board Recommendation Change in accordance with Section 5.3), (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 6.4, or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

6.5 Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change made in accordance with Section 5.3(b). Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such takeover or similar Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following a Company Board Recommendation Change made in accordance with Section 5.3(b).

6.6 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries, in each case for the purpose of transition and integration planning and reviewing the performance and operations of the business, the Company and its Subsidiaries during such period (and not for the purpose of any actual or potential adverse action or dispute between the parties or their Affiliates); provided, however, that (a) the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law (including any COVID-19 Measures) requires the Company or any of its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 5.2, an Acquisition Proposal or Superior Proposal, and (b) in each case, such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company. In the event that the Company does not provide access or information in reliance on (x) clauses (a)(i), (a)(ii) or (a)(iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege, and (y) clause (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that the Company reasonably determines would not would jeopardize the health and safety of any employee of the Company. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Nothing in this Section 6.6 shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (including by virtue of being deemed a director by deputizaton) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Commencing at the Effective Time, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to), to the fullest extended permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter between (A) the Company and its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any of the foregoing at the request of the Company or any of its Subsidiaries, in each case, for acts or omissions arising prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of any of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law, or otherwise) in any manner adverse to the Indemnified Persons except as provided below.

(b) Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as (or the fact that such Indemnified Person is or was) a director, officer, employee or agent of the Company or other controlled Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its controlled Affiliates or at the request of the Company and its Subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 6.8, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation or any of its Subsidiaries a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 6.8(b), then the obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.8 shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable to the insured persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured persons as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies (including a “tail” policy) have been obtained by the Company prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, the provisions of this Section 6.8 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.8.

(f) This Section 6.8 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be amended, terminated or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.9 Employee Matters.

(a) Parent hereby acknowledges that a “change of control,” “sale event” or similar phrase within the meaning of the Plans, as applicable, will occur as of the Effective Time. Subject to the terms of Section 2.7, Parent shall or shall cause the Surviving Corporation to assume all of the Plans in accordance with their terms as in effect immediately prior to the Effective Time.

(b) For a period of twelve (12) months following the Effective Time (or until the date of termination of the relevant employee, if earlier (subject to Parent’s obligations under Section 6.9(b)(iii))), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term (annual or more frequent) target cash bonus or commission opportunities that are not less than the short-term (annual or more frequent) target cash bonus or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits no less favorable than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time, (iv) long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Affiliates and (v) employee benefits that are no less favorable in the aggregate to the Continuing Employee than the benefits provided to such Continuing Employee immediately prior to the Effective Time (other than defined benefit pension, post-employment health or welfare benefits, change in control, nonqualified deferred compensation, incentive, retention and equity or equity-based compensation or benefits (collectively, “Excluded Benefits”)).

(c) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause each such Continuing Employee to receive credit for all of his or her years of service with the Company and its Subsidiaries prior to the Effective Time for all purposes (including for eligibility to participate, vesting and entitlement to

(or level of) benefits where length of service is relevant) to the same extent and for the same purpose as such Continuing Employee was entitled, prior to the Effective Time, to credit for such service under the analogous Plan; provided, however, that such service need not be credited (x) for any purpose under any plan, program or arrangement providing for Excluded Benefits (other than continued vesting of Assumed RSU Awards) or (y) to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) use reasonable best efforts to ensure that: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing health or welfare benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and, for the year in which the Effective Time occurs, any eligible expenses paid by such Continuing Employee and his or her covered dependents and credited under an Old Plan that is a group health plan during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under the corresponding New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan.

(d) If requested by Parent not later than twenty (20) days prior to the Closing Date, then prior to the Closing Date the board of directors (or similar governing body) of the Company or its applicable Subsidiary shall adopt a written consent (the form and substance of which shall have been provided to Parent for review and comment, whose comments shall be considered in good faith by the Company or its applicable Subsidiary) terminating each Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), with such termination to be effective no later than one (1) day immediately preceding the Closing Date (the “401(k) Termination Date”). If the Company 401(k) Plan is terminated pursuant to this Section 6.9(d), then on the Closing Date (such that there is no gap in 401(k) plan eligibility), Parent shall permit all Continuing Employees who were eligible to participate in any of the Company 401(k) Plans immediately prior to the 401(k) Termination Date to be eligible to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) Plan(s) in the form of cash and notes or other agreements evidencing any outstanding participant loans (to the extent permitted by Parent’s 401(k) plan), to Parent’s 401(k) plan if so elected by the Continuing Employee in accordance with the terms of the Company 401(k) Plan and applicable Laws.

(e) Parent, the Company and its Subsidiaries shall take the actions described in Section 6.9(e) of the Company Disclosure Letter.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment or engagement for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee or other service provider for any reason, (ii) be deemed to constitute the establishment of, or any amendment or modification to, any Plan or other benefit or compensation plan, program, policy, agreement or arrangement or (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or other benefit or compensation plan, program, policy, agreement or arrangement or prevent or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Plan or other benefit or compensation plan, program, policy, agreement or arrangement after the Effective Time. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or current or former employee or service provider (including any beneficiary or dependent thereof) of the Company, the Surviving Corporation, Parent or their respective Affiliates or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons.

6.10 Obligations of Merger Sub and Intermediate Holdco. Parent shall take all actions necessary to cause Intermediate Holdco, Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Intermediate Holdco and Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

6.11 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably and promptly informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement and subject to the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information, the Company shall give Parent the opportunity to consult with the Company (and the Company shall consider in good faith any recommendation made by Parent), regarding, and participate in but not control, the defense or settlement of any such Legal Proceeding. The Company may enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the transactions contemplated hereby only with Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.13 Merger Sub Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Intermediate Holdco shall duly execute and deliver a written consent duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

6.14 Convertible Notes.

(a) Notwithstanding anything to the contrary in this Agreement but subject to Section 6.14(c), at or prior to the Effective Time, the Company shall take all actions required under the terms of the Convertible Notes Indenture or the Convertible Notes in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement, (ii) preparing, executing and delivering, and using reasonable best efforts to cause the Trustee to execute and deliver, any supplemental indenture(s) required in connection with the Merger and the other transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Trustee and Parent, (iii) delivering any opinions of counsel required to be delivered prior to the Effective Time and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement and (iv) delivering the Conversion Consideration (as defined in the Convertible Notes Indenture) in respect of any conversion of the Convertible Notes occurring prior to the Effective Time in accordance with the terms of the Convertible Notes Indenture. For the avoidance of doubt, no other provision set forth in this Agreement shall be deemed to prohibit the Company from effecting the delivery of the Conversion Consideration (as defined in the Convertible Notes Indenture) in respect of any conversions of the Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture, and any action taken in furtherance of the foregoing shall be deemed in compliance with the terms of this Agreement.

(b) The Company shall, unless otherwise prohibited by applicable Law, provide Parent and its counsel as promptly as possible, and to the extent practicable, at least three (3) Business Days prior to issuance or delivery an opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, opinions of counsel or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof, and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Prior to the Effective Time, the Company shall not amend, modify, supplement or terminate the Convertible Notes Indenture without the prior written consent of Parent other than as required by Section 6.14(a).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each of Parent, Intermediate Holdco, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) Government Consents. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) all other waivers, approvals and waiting periods under the Antitrust Laws of the Specified Antitrust Jurisdictions (if any) shall have been obtained, terminated or expired, as applicable, and (iii) no voluntary agreement between Parent, Merger Sub or the Company and any Governmental Authority not to consummate the Merger shall be in effect; and

(c) No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger or the acquisition of Company Shares by Parent or Merger Sub illegal or which has the effect of prohibiting or otherwise preventing the consummation of the acquisition of Company Shares by Parent or Merger Sub or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or any of the Specified Antitrust Jurisdictions or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

7.2 Conditions to the Obligations of Parent, Intermediate Holdco and Merger Sub to Effect the Merger. The respective obligations of Parent, Intermediate Holdco and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Intermediate Holdco and Merger Sub, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) contained in Section 3.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date;

(ii) contained in the first three (3) sentences of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date as though made as of such date;

(iii) contained in Section 3.1(a), Section 3.1(d), the last sentence of Section 3.2(a), Section 3.2(c) through Section 3.2(e), Section 3.5 and Section 3.10 (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iv) any other representation and warranty of the Company contained in Article III of this Agreement (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects the agreements or covenants required to be performed, or complied with, by it under this Agreement at or prior to the Effective Time;

(c) No MAE. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

(d) Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent, Intermediate Holdco and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not or would not reasonably be expected to prevent, materially impede or materially delay Parent, Intermediate Holdco or Merger Sub from consummating the Merger on a timely basis and in any event on or before the Termination Date;

(b) Performance of Obligations of the Parent, Intermediate Holdco and Merger Sub. Parent, Intermediate Holdco and Merger Sub shall have performed and complied in all material respects the agreements or covenants required to be performed, or complied with, by them under this Agreement at or prior to the Effective Time; and

(c) Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent by an officer, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before September 6, 2024 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; provided that (A) if on such date, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law of the United States or a Specified Antitrust Jurisdiction) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Termination Date shall be automatically extended for a period of ninety (90) days, (B) if on such date as extended pursuant to the foregoing clause (A), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law of the United States or a Specified Antitrust Jurisdiction) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Termination Date shall be automatically extended for an additional period of ninety (90) days and (C) if on such date as extended pursuant to the foregoing clause (B), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law of the United States or a Specified Antitrust Jurisdiction) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Termination Date shall be automatically extended for an additional period of ninety (90) days; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before the date of such termination;

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal prior to the Effective Time, the consummation of the Merger, and such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall be available only if the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.1 and Section 6.2 in all material respects prior to asserting the right to terminate arising pursuant to this Section 8.1(b)(ii); or

(iii) if the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent, Intermediate Holdco and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement that would give rise to the failure of the condition set forth in Section 7.3(b), or any of the representations and warranties of Parent, Intermediate Holdco and Merger Sub set forth in this Agreement shall have become or been inaccurate, such that the condition set forth in Section 7.3(a) is not capable of being satisfied by the Termination Date, and (C) such breach, failure to perform or inaccuracy of Parent, Intermediate Holdco and/or Merger Sub is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to obtaining the Stockholder Approval, if (A) the Company Board (or a committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3, in order to substantially concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal, and (B) substantially concurrently with or prior to such termination, the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.3(c)(ii);

(d) by Parent in the event that:

(i) (A) Parent, Intermediate Holdco and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in Section 7.2(b) to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in Section 7.2(a) is not capable of being satisfied by the Termination Date, and (C) such breach, failure to perform or inaccuracy of the Company has not been cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) a tender or exchange offer constituting an Acquisition Proposal shall have been publicly commenced by a Person who is not an Affiliate or Representative of Parent and the Company fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following the receipt of a written request from Parent to do so.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto or any third party beneficiary hereof, except as applicable (a) the penultimate sentence of Section 6.6, this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, subject to Section 8.3(f), damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the Company Stockholders (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)). Subject to Section 8.3(f), the parties hereto acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger are consummated.

(b) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(c) Company Termination Fee. The Company shall pay to Parent $283,086,660 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to the Stockholder Meeting, a bona fide Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Proposal, in which case the Company Termination Fee shall be payable substantially concurrently with or prior to such entry into a definitive agreement with respect to, or such consummation of, such Acquisition Proposal;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable substantially concurrently with such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty percent (20%)” and “eighty percent (80%)” shall each be deemed to be references to “fifty percent (50%).”

(d) Parent Termination Fee. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) (with respect to Section 8.1(b)(ii), solely to the extent the applicable Law or Order arises under any Antitrust Law of the United States or a Specified Antitrust Jurisdiction) and, at the time of such termination, (i) the conditions set forth in at least one of Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(c), solely to the extent the failure of such condition to be satisfied arises as a result of a Law or Order under any Antitrust Law of the United States or a Specified Antitrust Jurisdiction) shall not have been satisfied or validly waived and (ii) all of the other conditions set forth in Article VII have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then Parent shall pay the Parent Termination Fee to the Company or its designees within two (2) Business Days after such termination.

(e) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one (1) occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one (1) provision of this Agreement at the same or at different times and the occurrence of different events.

(f) Termination Fee as Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(c) and Section 8.3(d) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated under the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is paid: (i) (A) the payment by the Company of the Company Termination Fee pursuant to Section 8.3(c) (including, in each case, any additional amount payable pursuant to this Section 8.3(f)) shall be the sole and exclusive remedy of Parent, Intermediate Holdco, Merger Sub and each other Parent Related Party and (B) the payment by Parent of the Parent Termination Fee pursuant to Section 8.3(d) (including, in each case, any additional amount payable pursuant to this Section 8.3(f)) shall be the sole and exclusive remedy of the Company and each other Company Related Party, (ii) (A) (x) none of Parent, Intermediate Holdco, Merger Sub, any Parent Related Party or any other Person shall, and none of Parent, Intermediate Holdco, Merger Sub, any Parent Related Party or any other Person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and each of Parent, Intermediate Holdco and Merger Sub hereby irrevocably covenant not to bring, threaten, commence, maintain or seek (and further covenant to cause each other Parent Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with) and (y) none of the Company or any Company Related Party shall have any liability for or with respect to, in the case of each of clauses (x) and (y), any action, suit, claim, proceeding, investigation, arbitration or inquiry against the Company or any Company Related Party arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated, and (B) (x) none of the Company, any Company Related Party or any other Person shall, and none of the Company, any Company Related Party or any other Person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and the Company hereby irrevocably covenants not to bring, threaten, commence, maintain or seek (and further covenant to cause each other Company Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with) and (y) none of Parent, Intermediate Holdco, Merger Sub or any Parent Related Party shall have any liability for or with respect to, in the case of each of clauses (x) and (y), any action, suit, claim, proceeding, investigation, arbitration or inquiry against any of Parent, Intermediate Holdco, Merger Sub or Parent Related Party arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated. If the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, for the payment set forth in this Section 8.3, the Company shall pay Parent or Parent shall pay the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, payment of the Company Termination Fee or the Parent Termination Fee will not relieve either party from liability for any fraud or Willful Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, (1) in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement and receive the Company Termination Fee, Parent shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time and (2) in the event this Agreement is terminated by Parent for any reason at a time when the Company would have had the right to terminate this Agreement and receive the Parent Termination Fee, the Company shall be entitled to receipt of any Parent Termination Fee that would have been (or would have subsequently become) payable had the Company terminated this Agreement at such time.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Intermediate Holdco, Merger Sub and the Company.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub and Intermediate Holdco) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub and Intermediate Holdco) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, Intermediate Holdco and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. Notwithstanding anything herein to the contrary, after the Effective Time, none of Parent, Intermediate Holdco or Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent, Intermediate Holdco or Merger Sub of any of its obligations hereunder (and this Agreement shall not be construed to impose any such conditions or excuse such performance).

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a)	if to Parent, Intermediate Holdco or Merger Sub, to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attention: Executive Vice President, General Counsel and Secretary

Email: perry.siatis@abbvie.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:       Eric L. Schiele, P.C.

   Carlo Zenkner, P.C.

E-mail:           eric.schiele@kirkland.com

   carlo.zenkner@kirkland.com

(b)	if to the Company, to:

Cerevel Therapeutics Holdings, Inc.

222 Jacobs St, Suite 200

Cambridge, MA 02141

Attention: Scott Akamine; John Mei

Email: scott.akamine@cerevel.com; john.mei@cerevel.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:       Charles K. Ruck

   Daniel E. Rees

Email:            charles.ruck@lw.com

   daniel.rees@lw.com

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent, Intermediate Holdco and Merger Sub may assign, in their sole discretion, any and all of their rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligation. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Intermediate Holdco, Merger Sub and the Company hereby acknowledge that Parent, the Company and Cerevel Therapeutics, LLC have previously executed a Mutual Confidential Disclosure Agreement, dated as of March 28, 2023, as amended as of November 18, 2023 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, THE CERTIFICATES DELIVERED PURSUANT TO SECTIONS 7.3(C) OR 7.2(D), OR IN ANY SUPPORT AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT ANY REMEDY AVAILABLE TO ANY PARTY IN THE EVENT OF FRAUD BY THE OTHER PARTY WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS AGREEMENT.

9.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, (b) following the valid termination of this Agreement pursuant to Article VIII, subject to Section 8.2 and the last sentence of this Section 9.6, the right of the Company, on behalf of the Company Stockholders (who are third party beneficiaries hereunder solely to the extent necessary for this clause (b) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Consideration or RSU Consideration, as applicable, as provided in Article II and (d) the Company Related Parties’ and the Parent Related Parties’ respective limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 8.3(f). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 9.6 and the provisions of Section 8.2 with respect to the recovery of damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to and run with the Company Shares and be transferred therewith.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Intermediate Holdco and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent, Intermediate Holdco and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent, Intermediate Holdco and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall (i) Parent, Intermediate Holdco or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and specific performance to cause the Company to consummate the Closing, on the other hand or (ii) the Company be entitled to both the payment of the Parent Termination Fee, on the one hand, and specific performance to cause Parent, Intermediate Holdco and Merger Sub to consummate the Closing, on the other hand.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c)

agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub, Intermediate Holdco and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, INTERMEDIATE HOLDCO AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB, INTERMEDIATE HOLDCO OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of each of clauses (a) and (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

9.13 No Presumption Against Drafting Party. Each of Parent, Intermediate Holdco, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ABBVIE INC.

By: :	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	Executive Vice President, Chief Financial Officer

SYMPHONY HARLAN MERGER SUB INC.

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	President

SYMPHONY HARLAN LLC

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	Authorized Signatory

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ Ron Renaud
Name: Ron Renaud
Title: Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[Attached.]

A-1

ANNEX A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CEREVEL THERAPEUTICS HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Cerevel Therapeutics Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 3411 Silverside Road Tatnall Building, #104, Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.

ARTICLE FIVE

The directors of the Corporation (“Directors”) shall have the power to adopt, amend or repeal the Bylaws, except as may be otherwise provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (a) the stockholders of the Corporation or (b) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and Directors are granted subject to such reservation.

*     *     *     *

2

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this __ day of _______, 202[4].

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

3

ANNEX B

BYLAWS OF THE SURVIVING CORPORATION

[Attached.]

B-1

ANNEX B

FORM OF SECOND AMENDED AND RESTATED BYLAWS

OF

CEREVEL THERAPEUTICS HOLDINGS, INC.

A Delaware Corporation

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the corporation in the State of Delaware shall be located at 3411 Silverside Road Tatnall Building, #104, Wilmington, Delaware 19810. The name of the corporation’s registered agent at such address shall be Corporate Creations Network Inc. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 1.2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the chief executive officer of the corporation.

Section 2.2 Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

Section 2.3 Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 2.4 Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.5 Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.6 Quorum. Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 2.7 of this Article II, until a quorum shall be present or represented.

Section 2.7 Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8 Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

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Section 2.9 Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”) or by the Certificate of Incorporation of the corporation or any amendments thereto and subject to Section 6.3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 2.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 2.11 Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

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ARTICLE III

DIRECTORS

Section 3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 3.2 Number, Election and Term of Office. The number of directors which shall constitute the board as of the effective date of these bylaws shall be no less than one. Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 3.4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.3 Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 3.4 Vacancies. Except as otherwise provided by the Certificate of Incorporation of the corporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 3.5 Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 3.6 Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the chief executive officer must call a special meeting on the written request of at least a majority of the directors.

Section 3.7 Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office (without regard to any then vacancies on the board) shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 3.8 Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 3.9 Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 3.8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 3.10 Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 3.11 Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 3.12 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

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ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 4.2 Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4.3 Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4 Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 4.5 Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 4.6 The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board, may be an officer of the corporation, and, if present, shall preside at each meeting of the board of directors or stockholders. He shall advise the chief executive officer, and in the chief executive officer’s absence, other officers of the corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 4.7 The Chief Executive Officer. In the absence of the Chairman of the Board or if a Chairman of the Board shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

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Section 4.8 President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 4.9 The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 4.10 The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

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Section 4.11 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the corporation, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 4.12 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 5.1 Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the corporation, (ii) as an Officer of the corporation, (iii) as a Non-Officer Employee of the corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the corporation. For purposes of this Section 5.1(a) of this Article V, a Director, Officer or Non-Officer Employee of the corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the board of directors or the stockholders of the corporation;

(b) “Director” means any person who serves or has served the corporation as a director on the board of directors of the corporation, including, for the avoidance of doubt, any person who has served as a director on the board of directors of ARYA Sciences Acquisition Corp II, a Cayman exempted company;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

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(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the corporation as an officer of the corporation appointed by the board of directors of the corporation, including, for the avoidance of doubt, any person who has served as an officer of ARYA Sciences Acquisition Corp II, a Cayman exempted company;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the corporation owns (either directly or through or together with another Subsidiary of the corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 5.2 Indemnification of Directors and Officers.

(a) Subject to the Certificate of Incorporation and the operation of Section 5.4 of this Article V of these bylaws, each Director and Officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), and to the extent authorized in the Certificate of Incorporation and this Section 5.2 of this Article V of these bylaws.

(i) Actions, suits and Proceedings other than by or in the right of the corporation. Each Director and Officer shall be indemnified and held harmless by the corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

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(ii) Actions, Suits and Proceedings By or In the Right of the corporation. Each Director and Officer shall be indemnified and held harmless by the corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made under this Section 5.2(a)(ii) of this Article V in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(iii) Survival of Rights. The rights of indemnification provided by this Section 5.2 of Article V shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(iv) Actions by Directors or Officers. Notwithstanding the foregoing, the corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the board of directors of the corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these bylaws in accordance with the provisions set forth herein.

Section 5.3 Indemnification of Non-Officer Employees.

Subject to the Certification of Incorporation and the operation of Section 5.4 of this Article V of these bylaws, each Non-Officer Employee may, in the discretion of the board of directors of the corporation, be indemnified by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or

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not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 5.3 of this Article V shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the board of directors of the corporation.

Section 5.4 Determination.

Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the board of directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the corporation.

Section 5.5 Advancement of Expenses to Directors Prior to Final Disposition.

(a) The corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.

Notwithstanding the foregoing, the corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the board of directors of the corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the corporation within thirty (30) days after receipt by the corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses

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of prosecuting or defending such suit. The failure of the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the corporation.

(c) In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.6 Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The corporation may, at the discretion of the board of directors of the corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.7 Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of

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when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the corporation within sixty (60) days after receipt by the corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.8 Non-Exclusivity of Rights.

The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 5.9 Insurance.

The corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

Section 5.10 Other Indemnification.

Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint

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venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the corporation as a result of a person serving, at the request of the corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

Section 5.11 Merger or Consolidation. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, Officers and Non-Officer Employees, so that any person who is or was a Director, Officer or Non-Officer Employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, Officer or Non-Officer Employee of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VI

CERTIFICATES OF STOCK

Section 6.1 Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the chief executive officer, the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of

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such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 6.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.3 Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 6.4 Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

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Section 6.5 Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6.6 Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.2 Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 7.3 Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

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Section 7.4 Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 7.5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 7.6 Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.7 Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7.8 Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 7.9 Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.10 Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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ARTICLE VIII

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 6, 2023, is by and among AbbVie Inc., a Delaware corporation (“Parent”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate Holdco”), Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Intermediate Holdco (“Merger Sub”), and BC Perception Holdings, LP, a Delaware limited partnership (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company (as defined below) that are set forth on Exhibit A attached hereto (such shares, the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Intermediate Holdco, Merger Sub and Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent, Intermediate Holdco and Merger Sub have required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by the Stockholder), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) in favor of (A) the adoption and approval of the Merger Agreement and the approval of the Merger and (B) the approval of any proposal to adjourn or postpone any Stockholders Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.3 of the Merger Agreement, and (C) the approval of any other proposal considered and voted upon by the Company Stockholders at any Stockholders Meeting necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) against any (A) Acquisition Proposal and Acquisition Transaction, (B) action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement and (C) other action that is intended or could reasonably be expected to impede or interfere with or materially delay the Merger or any other transactions contemplated by the Merger Agreement. Until the Effective Time, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 1.2 Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares. In the event that the Stockholder has not delivered to the Company, at least two (2) Business Days prior to the applicable meeting of the stockholders of the Company or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Subject Shares be voted in accordance with Section 1.1 or any other failure by the Stockholder to act in accordance with the Stockholder’s obligation pursuant to Section 1.1, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above. The proxy and related interest granted by the Stockholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.1 above. Notwithstanding anything herein to the contrary, the proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 5.2 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent, Intermediate Holdco and Merger Sub that:

Section 2.1 Organization and Good Standing. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Stockholder has full power and authority, and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder.

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Section 2.2 Authority; Binding Agreement. The Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of the Stockholder’s obligations hereunder (subject to the Enforceability Exceptions).

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law or Order applicable to the Stockholder or the Subject Shares or (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Subject Shares pursuant to, any (i) Contract, agreement, trust, commitment, Order, stipulation, settlement or other instrument binding on the Stockholder or the Subject Shares, (ii) any applicable Law or (iii) any provision of the organizational or governing documents of the Stockholder, if applicable; in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to prevent, impede or delay the Stockholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

Section 2.4 Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Liens, except for Liens as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares. Except for the Subject Shares, as of the date hereof, the Stockholder is not the record or beneficial owner of any (a) Common Stock or voting securities of the Company or (b) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Common Stock or voting securities of the Company.

Section 2.5 Voting Power. Other than as provided in this Agreement, the Stockholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except for the obligations set forth in Section 4.1 of that certain Amended and Restated Registration and Shareholder Rights Agreement, dated October 27, 2020, by and among Cerevel Therapeutics Holdings, Inc. and the stockholders party thereto, as supplemented by the waivers dated January 20, 2021 and April 27, 2023, and as provided hereunder.

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Section 2.6 Acknowledgment. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity.

Section 2.7 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no Order imposed upon, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) except as would not, individually or in the aggregate, reasonably be expected to prevent, impede or delay the Stockholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE HOLDCO AND MERGER SUB

Each of Parent, Intermediate Holdco and Merger Sub represent and warrant to the Stockholder, jointly and severally, that:

Section 3.1 Organization; Authorization. Each of Parent, Intermediate Holdco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby are within each of Parent’s, Intermediate Holdco’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent, Intermediate Holdco and Merger Sub. Each of Parent, Intermediate Holdco and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Binding Agreement. Each of Parent, Intermediate Holdco and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent, Intermediate Holdco and Merger Sub, enforceable against Parent, Intermediate Holdco and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

Section 3.3 Company Common Stock. None of Parent, Intermediate Holdco, Merger Sub or their respective Affiliates is the beneficial owner of Common Stock of the Company.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

Section 4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Liens as may be applicable under the

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Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares, (f) tender any Subject Shares into any tender or exchange offer or (g) take or permit any other action that would reasonably be expected to prevent, impede or delay the Stockholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.2. The Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Stockholder may Transfer any or all of the Subject Shares, in accordance with applicable Law, to the Stockholder’s controlled Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Subject Shares or any interest in any of such Subject Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof, in which case such Affiliate shall be deemed a Stockholder hereunder.

Section 4.2 No Exercise of Appraisal Rights; Actions. The Stockholder (a) waives and agrees not to exercise any appraisal or dissenters’ rights (including under Section 262 of the DGCL) in respect of all or any portion of the Subject Shares that may arise with respect to the Merger and (b) agrees not to commence or join in any class action with respect to, any claim, derivative or otherwise, against Parent, Intermediate Holdco, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any action, suit, claim or proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby.

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Section 4.3 Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto) or with respect to customary internal communications to its and its controlled Affiliates’ limited partners that are subject to confidentiality obligations, prior to the consummation of the Merger, the Stockholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent, Intermediate Holdco and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent, Intermediate Holdco or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent, Intermediate Holdco and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority; provided that, other than any such disclosure that describes the transactions contemplated by the Merger Agreement or this Agreement as a factual matter, the Stockholder shall have a reasonable opportunity to review and comment upon any such disclosure prior to any such filing, which comments Parent, Intermediate Holdco and Merger Sub shall consider in good faith. The Stockholder agrees to promptly give Parent any information that is reasonably necessary for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect. Promptly after the execution and delivery of this Agreement, Parent and the Stockholder shall cooperate to prepare and file with the SEC any required disclosure statements on Schedule 13D or any amendments or supplements thereto, as applicable, relating to the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby.

Section 4.4 No Solicitation. Subject to Section 5.15, prior to the consummation of the Merger, the Stockholder shall not, nor shall it authorize or knowingly permit any of its Representatives to, directly or indirectly, (a) take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to clauses (i) through (iii) and (v) (solely to the extent related to such clauses (i) through (iii)) of Section 5.2(a) of the Merger Agreement, as applicable or (b) approve, authorize, endorse, agree to or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Stockholder shall and shall cause its directors and officers to, and shall direct its other Representatives to, cease, and shall not authorize or knowingly permit any of its other Representatives to continue, all discussions or negotiations with any Person (other than Parent, Intermediate Holdco, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal.

Section 4.5 Adjustments; Additional Shares. In the event of any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In

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the event that the Stockholder acquires any additional Common Stock of the Company or other interests in or with respect to the Company, such Common Stock or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent, Intermediate Holdco and Merger Sub of any such event.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Parent, Intermediate Holdco or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) receipt of the Stockholder Approval, (d) the Termination Date (excluding any automatic extension as set forth in Section 8.1(b)(i) of the Merger Agreement) (e) any modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof and (f) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. Any purported amendment or waiver not made in accordance with the foregoing shall be null and void. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

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Section 5.5 Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b) All actions, suits, claims, proceedings, demands, arbitrations or inquiries (each an, “Action”) arising out of or relating in any way to this Agreement, including the formation and interpretation of this Agreement, whether sounding in contract, tort, statute or otherwise, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose, except as provided in this paragraph, and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party hereto in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address described in Section 5.1 of this Agreement and consents to such courts’ exercise of personal jurisdiction over such party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION

8

HEREWITH (INCLUDING THE MERGER AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

Section 5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT ANY REMEDY AVAILABLE TO ANY PARTY IN THE EVENT OF FRAUD BY THE OTHER PARTY.

Section 5.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

9

Section 5.10 Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and, accordingly, that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the each party’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which each party is entitled at law or in equity. In any action, suit, claim, or proceeding for specific performance, each party will waive the defense of adequacy of any other remedy at law, and each party will waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 5.10.

Section 5.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.13 Further Assurances. Parent, Intermediate Holdco, Merger Sub and the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 5.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.15 Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

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Section 5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent, Intermediate Holdco or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and none of Parent, Intermediate Holdco or Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

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The parties hereto are executing this Agreement on the date set forth in the introductory clause.

ABBVIE INC.

By:	/s/ Scott T. Reents
Name: Scott T. Reents
Title: Executive Vice President, Chief Financial Officer

SYMPHONY HARLAN, LLC

By:	/s/ Scott T. Reents
Name: Scott T. Reents
Title: Authorized Signatory

SYMPHONY HARLAN MERGER SUB, INC.

By:	/s/ Scott T. Reents
Name: Scott T. Reents
Title: President

[Signature Page to Support Agreement]

Stockholder:

BC PERCEPTION HOLDINGS, LP

By:	BCPE Perception GP, LLC, its general partner

By:	/s Christopher Gordon
Name: Christopher Gordon
Title: Authorized Signatory
Email: cgordon@baincapital.com

[Signature Page to Support Agreement]

Exhibit A

Subject Shares

1. 65,679,781 shares of Common Stock

Exhibit 99.1

PRESS RELEASE

AbbVie to Acquire Cerevel Therapeutics in Transformative Transaction to Strengthen Neuroscience Pipeline

•	Proposed acquisition adds robust pipeline of assets focused on best-in-class potential for psychiatric and neurological disorders where significant unmet needs remain

•	Cerevel’s clinical-stage pipeline complements AbbVie’s current on-market portfolio and emerging neuroscience pipeline

•	Emraclidine has the potential to transform the standard of care in schizophrenia and other psychiatric conditions

•	Transaction valued at $45.00 per share in cash, for a total equity value of approximately $8.7 billion

•	AbbVie to hold an investor conference call tomorrow, December 7, at 8:00 a.m. CT

NORTH CHICAGO, Ill., and CAMBRIDGE, Mass., Dec. 6, 2023 – AbbVie Inc. (NYSE: ABBV) and Cerevel Therapeutics (NASDAQ: CERE) today announced a definitive agreement under which AbbVie will acquire Cerevel Therapeutics and its robust neuroscience pipeline of multiple clinical-stage and preclinical candidates with potential across several diseases including schizophrenia, Parkinson’s disease (PD), and mood disorders. The acquisition complements AbbVie’s neuroscience portfolio, adding a wide range of potentially best-in-class assets that may transform standards of care across psychiatric and neurological disorders where significant unmet needs remain for patients.

Under the terms of the transaction, AbbVie will acquire all outstanding shares of Cerevel for $45.00 per share in cash. The transaction values Cerevel at a total equity value of approximately $8.7 billion. The boards of directors of both companies have approved the transaction. This transaction is expected to close in the middle of 2024, subject to Cerevel shareholder approval, regulatory approvals, and other customary closing conditions.

“Our existing neuroscience portfolio and our combined pipeline with Cerevel represents a significant growth opportunity well into the next decade,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “AbbVie will leverage its deep commercial capabilities, international infrastructure, and regulatory and clinical expertise to deliver substantial shareholder value with multibillion-dollar sales potential across Cerevel’s portfolio of assets.”

“Cerevel has always been committed to transforming what is possible in neuroscience. With AbbVie’s long-standing expertise in developing and commercializing medicines on a global scale, Cerevel’s novel therapies will be well positioned to reach more people living with neuroscience diseases,” said Ron Renaud, president and chief executive officer, Cerevel Therapeutics. “The talented, passionate, and dedicated Cerevel team has made great progress over the past five years in developing our innovative suite of potential medicines, and we are pleased that AbbVie has recognized the tremendous potential of our pipeline. This acquisition reinforces the renaissance we are seeing in neuroscience, and we are proud to be at the forefront.”

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

Cerevel’s late-stage asset emraclidine, a positive allosteric modulator (PAM) of the muscarinic M4 receptor, is a potential best-in-class, next-generation antipsychotic that may be effective in treating schizophrenia patients. Schizophrenia impacts more than five million people in the G7 (U.S., France, Germany, Italy, Spain, United Kingdom, and Japan) and a significant opportunity for treatment innovation remains for new and better tolerated therapies. In a Phase 1b study, emraclidine has shown promising efficacy and safety in schizophrenia and is currently completing two Phase 2 trials that were designed to be registration enabling. In addition, emraclidine has potential in dementia-related psychosis in Alzheimer’s disease and PD. Emraclidine is currently in a Phase 1 study in elderly healthy volunteers in support of a potential Alzheimer’s disease psychosis program.

In addition to emraclidine, Cerevel has multiple assets advancing in clinical development with best-in-class potential that are complementary to AbbVie’s priority areas within neuroscience. Tavapadon, a first-in-class dopamine D1/D5 selective partial agonist for the management of PD, is currently in Phase 3 studies and has potential for both monotherapy and adjunctive treatment. Tavapadon’s efficacy and safety-tolerability profile could enable its utility in early PD, becoming a near-term complementary asset to AbbVie’s existing symptomatic therapies for advanced PD. CVL-354, currently in Phase 1, is a potential best-in-class kappa opioid receptor (KOR) antagonist that has the potential to provide significantly improved efficacy and tolerability compared to existing treatments for major depressive disorder (MDD). Darigabat, currently in Phase 2, is an alpha 2/3/5 selective GABAA receptor PAM for treatment-resistant epilepsy and panic disorder.

Transaction Terms

AbbVie will acquire all outstanding Cerevel common stock for $45.00 per share in cash. The proposed transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by Cerevel shareholders. The proposed transaction is expected to be accretive to adjusted diluted earnings per share (EPS) beginning in 2030.

AbbVie Conference Call Details

AbbVie will host an investor conference call tomorrow, December 7, at 8:00 a.m. CT to discuss this transaction. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 9:00 a.m. CT. Presentation materials for the investor conference call are available here.

Cerevel Tavapadon Investor Webcast

Due to the pending transaction with AbbVie, Cerevel will no longer be hosting its previously scheduled investor webcast to discuss tavapadon on Monday, December 11, 2023.

Advisors

AbbVie’s financial advisor is Morgan Stanley & Co. LLC and Kirkland & Ellis LLP is serving as legal advisor. Cerevel Therapeutics’ financial advisor is Centerview Partners LLC and Latham & Watkins LLP is serving as legal advisor.

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

About AbbVie in Neuroscience

At AbbVie, our commitment to preserving personhood of people around the world living with neurological and psychiatric disorders is unwavering. With more than three decades of experience in neuroscience, we are providing meaningful treatment options today and advancing innovation for the future. AbbVie’s Neuroscience portfolio consists of approved treatments in neurological conditions, including migraine, movement disorders, and psychiatric disorders, along with a robust pipeline of transformative therapies. We have made a strong investment in research and are committed to building a deeper understanding of neurological and psychiatric disorders. Every challenge makes us more determined and drives us to discover and deliver advancements for those impacted by these conditions, their care partners, and clinicians. For more information, visit www.abbvie.com.

About AbbVie

AbbVie’s mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people’s lives across several key therapeutic areas – immunology, oncology, neuroscience, and eye care – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X (formerly Twitter), and YouTube.

About Cerevel Therapeutics

Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling diseases by combining its deep expertise in neurocircuitry with a focus on targeted receptor subtype selectivity and a differentiated approach to pharmacology. Cerevel Therapeutics has a diversified pipeline comprised of five clinical-stage investigational therapies and several preclinical compounds with the potential to treat a range of neuroscience diseases, including schizophrenia, Alzheimer’s disease psychosis, epilepsy, panic disorder, and Parkinson’s disease. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations, or potential acquisitions. For more information, visit www.cerevel.com.

Forward-Looking Statements

Some statements in this news release, including those relating to the proposed acquisition of Cerevel by AbbVie, are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie and Cerevel caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by Cerevel shareholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close, the possibility that competing offers may be made, risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of this announcement or the consummation of the proposed acquisition on the market price of AbbVie’s common stock and/or operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed acquisition or

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

Cerevel’s business, risks related to the financing of the transaction, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s and Cerevel’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (the “SEC”), as updated by its subsequent Quarterly Reports on Form 10-Q and in Item 1A, “Risk Factors,” of Cerevel’s 2022 Annual Report on Form 10-K, which has been filed with the SEC, as updated by its subsequent Quarterly Reports on Form 10-Q, respectively. Neither AbbVie nor Cerevel undertakes any obligation, and each specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Additional Information and Where to Find It

This news release may be deemed solicitation material in respect of the proposed acquisition of Cerevel. A special shareholder meeting will be announced soon to obtain Cerevel shareholder approval in connection with the proposed acquisition. Cerevel expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed acquisition. Cerevel shareholders are urged to read the definitive proxy statement and other relevant materials carefully and, in their entirety, when they become available because they will contain important information about Cerevel and the proposed acquisition. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Cerevel with the SEC at the SEC’s website at www.sec.gov, and at Cerevel’s website at www.cerevel.com.

No Offer or Solicitation

This news release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Cerevel and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed acquisition. Information regarding Cerevel’s directors and executive officers is set forth in Cerevel’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, and in Cerevel’s Current Reports on Form 8-K filed with the SEC on May 3, 2023 and May 10, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cerevel’s shareholders in connection with the proposed acquisition and any direct or indirect interests they may have in the proposed acquisition will be set forth in Cerevel’s definitive proxy statement for its special shareholder meeting when it is filed with the SEC.

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

AbbVie Contacts:	Cerevel Contacts:

Media:	Media:
Gabrielle Tarbert	Anna Robinson
gabrielle.tarbert@abbvie.com	anna.robinson@cerevel.com

Investors:	Investors:
Liz Shea	Matthew Calistri
liz.shea@abbvie.com	matthew.calistri@cerevel.com

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

Exhibit 99.2

Project Harlan All Employee Email

To:	All Employees
From:	Cerevel CEO
Subject:	AbbVie to Acquire Cerevel

Dear Cerevelians,

We have just announced that we have entered into a definitive agreement to be acquired by AbbVie, a global biopharmaceutical company. Today’s press release can be found here.

This announcement is a tremendous validation of Cerevel’s founding principles and scientific thesis. To have a leading pharmaceutical company such as AbbVie see so much value in Cerevel pre-pivotal data is a significant achievement and validates the depth of our expertise, the strength of our team, and the quality of our work. AbbVie shares our commitment to improving lives through innovative medicines that address some of the most devastating neuroscience diseases. AbbVie believes Cerevel’s pipeline will strengthen its neuroscience franchise – which is currently focused on addressing Parkinson’s disease, migraines, movement and psychiatric disorders and Alzheimer’s – and will position AbbVie at the forefront of the neuroscience renaissance.

Our pipeline will benefit from the significant resources, expertise, and global scale that AbbVie can bring to bear. AbbVie seeks to accelerate development of our potential medicines, expand the number of indications we can pursue in parallel, and address additional populations with new formulations of our drug candidates. Following the closing of the transaction, Cerevel’s novel therapies will be better positioned to reach as many patients as possible. Ultimately, that has been and will continue to be our mission – to transform patient lives.

We aim to close the transaction in the middle of 2024, subject to customary closing conditions, including approval by Cerevel shareholders and receipt of relevant regulatory approvals. Until closing, Cerevel and AbbVie will continue to operate as separate companies and it is business as usual for all of us at Cerevel. During this period between deal announcement and close, it is critical we stay the course across all areas of the business, keep moving our clinical programs forward, and maintain our patient-first focus. Following the closing of the transaction, we expect a thoughtful integration process to bring our company together with AbbVie.

I will host an all-employee town hall at 5:00 PM ET to discuss this announcement in further detail. I know this news may be unexpected and I’m sure you will have a lot of questions. The ET and I will answer everything we can. Over the coming weeks, Cerevel will also make a number of public filings with the SEC that will provide additional information regarding the proposed transaction.

Today’s news may also generate increased outside interest in Cerevel. As always, please direct inquiries from the media to Anna Robinson, inquiries from investors to Matt Calistri, and inquiries from other outside parties to Info@cerevel.com. I also ask that you refrain from personal social media posts relating to the transaction at this time since, following the announcement, Cerevel will be subject to additional disclosure and filing obligations that could be impacted by unauthorized public employee communications. However, you may repost Cerevel’s social media posts without further commentary. If you have any questions or concerns regarding these restrictions, please feel free to reach out to Scott Akamine or John Mei in our legal group. Please also know that we are appropriately engaging with patient advocacy groups, vendors and suppliers, CROs, and other external parties to inform them of this news.

I want to reiterate my gratitude for each and every one of you and the passion and dedication you have brought to Cerevel and the patients we seek to serve. Cerevel has accomplished great things and will continue to do so in our quest to transform what is possible in neuroscience.

Onward,

Ron

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this press release include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this press release are based on information available to Cerevel as of the date hereof, and Cerevel disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Cerevel’s SEC filings are available on the Investor Relations section of our website at https://investors.cerevel.com/ and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Cerevel or the expected benefits of the proposed merger or that the approval of Cerevel’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for Cerevel will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Cerevel to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Cerevel’s ability to retain and hire key personnel, or its operating results and business generally.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Cerevel. A special shareholder meeting will be announced soon to obtain Cerevel shareholder approval in connection with the proposed acquisition. Cerevel expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed acquisition. Cerevel shareholders are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Cerevel and the proposed acquisition. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Cerevel with the SEC at the SEC’s website at www.sec.gov, and at Cerevel’s website at https://www.cerevel.com.

Participants in the Solicitation

Cerevel and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed acquisition. Information regarding Cerevel’s directors and executive officers is set forth in Cerevel’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, and in Cerevel’s Current Reports on Form 8-K filed with the SEC on May 3, 2023 and May 10, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cerevel’s shareholders in connection with the proposed acquisition and any direct or indirect interests they may have in the proposed acquisition will be set forth in Cerevel’s definitive proxy statement for its special shareholder meeting when it is filed with the SEC.